KRISPY KREME DOUGHNUT CORPORATION
DEVELOPMENT AGREEMENT

BASIC TERMS
A.	Effective Date
(Insert date Franchisee executes the
agreement):
B.	Franchisor:	Krispy Kreme Doughnut Corporation, a North Carolina
Corporation
C.	Franchisee:
Franchisee’s Address:
	Telephone:	Fax No.:
E-mail Address:
D.	Principal Owners:
E.	Managing Director:
F.	Development Area (See Exhibit A for
more detailed description):
G.	Development Schedule Totals (See	Cumulative Number of	End of Development Period
	Exhibit A for specific requirements):	Franchises
H.	Development Fee*:
I.	Initial Franchise Fee**:	Factory Store: $50,000	Fresh Shop/Kiosk: $20,000
		Hot Shop: $30,000	Commissary Facility: $ 0

Franchisor:
(initials)
Franchisee:
(initials)

____________________

* The Development Fee is equal to 50% of the Initial Franchise Fees for all Stores to be opened pursuant to the Development Schedule.

** Subject to a dollar-for-dollar credit equal to the amount of the Development Fee attributable to the particular Store; the Development Fee will be attributed only to the Stores for which it is paid and may not be used as a credit for any other Stores.

TABLE OF CONTENTS
1.	BACKGROUND	1
2.	DEFINITIONS	1
3.	ACKNOWLEDGMENTS, REPRESENTATIONS, AND WARRANTIES	5
4.	TERM/ FEES /DEVELOPMENT SCHEDULE	6
5.	BUSINESS PLANS AND MANAGEMENT	7
6.	GRANT OF FRANCHISES	7
7.	FRANCHISOR’S RIGHTS AND LIMITATIONS/EXCLUSIVITY	9
8.	MARKS / COPYRIGHTS / CONFIDENTIAL INFORMATION	10
9.	TRANSFERS	10
10.	TERMINATION OF DEVELOPMENT RIGHTS	13
11.	EFFECT OF TERMINATION AND EXPIRATION	14
12.	RELATIONSHIP OF PARTIES/INDEMNIFICATION	15
13.	MISCELLANEOUS	16
14.	ACKNOWLEDGMENTS	18

EXHIBIT A	DEVELOPMENT AREA AND DEVELOPMENT SCHEDULE
EXHIBIT A-1	MAP OF DEVELOPMENT AREA
EXHIBIT B	FRANCHISEE INFORMATION
EXHIBIT C	FORM OF FRANCHISE AGREEMENT
EXHIBIT D	FORM OF COMMISSARY FACILITY AGREEMENT
EXHIBIT E	PRINCIPAL OWNERS’ PERSONAL GUARANTY
EXHIBIT F	INVESTOR PERSONAL COVENANTS

i

KRISPY KREME DOUGHNUT CORPORATION
DEVELOPMENT AGREEMENT

     THIS DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date by and between Franchisor and Franchisee.

1.	BACKGROUND

1.1	Franchisor has developed, as a result of considerable time, skill, effort, and money, a distinctive system for operating stores called “Krispy Kreme Stores” that offer and serve a variety of doughnuts, beverages, and other authorized products and services under the Marks.

1.2	Franchisor’s Affiliate, HDN Development Corporation, owns the Marks and has granted Franchisor the right to sublicense the Marks to its franchisees for their use in operating Krispy Kreme Stores and Commissary Facilities.

1.3	Franchisor grants franchises to own and operate Krispy Kreme Stores and Commissary Facilities to Persons who meet its qualifications and are willing to undertake the investment and effort to properly develop and operate them.

1.4	Franchisee has submitted a Franchise Application to develop multiple Krispy Kreme Stores and Commissary Facilities in the Development Area, and Franchisor has accepted the application in reliance on all information Franchisee has provided in connection therewith.

1.5	Pursuant to the terms of this Agreement, Franchisor grants Franchisee the right to develop Krispy Kreme Stores and Commissary Facilities within the Development Area. The operation of each Krispy Kreme Store and Commissary Facility will be governed by a separate Franchise Agreement and Commissary Facility Agreement, respectively.

2.	DEFINITIONS

2.1	Capitalized terms used in this Agreement have the meanings given to them in this Section and in the Basic Terms.

Affiliate – Any person that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with the referenced person, including parents and subsidiaries.

Basic Terms – The terms of this Agreement set forth on the Krispy Kreme Doughnut Corporation Development Agreement Basic Terms section on the first page hereof.

Commissary Facility – A manufacturing facility for doughnuts and other Products that are supplied to Hot Shops and Fresh Shops/Kiosks. Commissary Facilities are not used for retail sales, but may distribute and sell to wholesale customers subject to Franchisor’s authorization pursuant to the Commissary Facility Agreement.

Commissary Facility Agreement – An agreement used by Franchisor to grant Franchisee the right to operate a Commissary Facility at a specified location.

Competitive Business – A business, other than a Krispy Kreme Store or Commissary Facility, that: (a) makes, sells, or distributes yeast-raised doughnuts, cake doughnuts, or any other types of doughnuts, miniature doughnuts, doughnut holes or any other bakery products in any distribution channel to any customer for consumption or resale, and such sales constitute ten percent (10%) or more of its total sales (or such sales from any single location constitute 10% or more of the total sales of that location) during any calendar quarter or calendar year; (b) sells coffee or coffee drinks in any distribution channel to any customer for consumption or resale, and such sales constitute twenty percent (20%) or more of its total sales (or such sales from any single location constitute 20% or more of the total sales of that location) during any calendar quarter or calendar year; (c) is the same as, or similar to, the Krispy Kreme Store concept as it evolves over time; or (d) grants franchises or licenses, or establishes joint ventures, for the development and/or operation of any business referred to in (a) through (c), above. Restrictions in this Agreement on having an Ownership Interest in a Competitive Business shall not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on a public stock market that represents less than three percent (3%) of the number of shares of that class of securities issued and outstanding.

Confidential Information – Certain confidential information relating to the development and operation of Krispy Kreme Stores and Commissary Facilities, which includes:

(a)	methods, techniques, equipment, specifications, standards, policies, procedures, information, concepts, and systems relating to and knowledge of and experience in the development, equipping, operation, outfitting, and franchising of Krispy Kreme Stores and Commissary Facilities, as well as expansion, growth and development plans, and prospects;

(b)	marketing and advertising programs for Krispy Kreme Stores and Commissary Facilities;

(c)	knowledge concerning the logic, structure, and operation of computer software programs that Franchisor authorizes for use in connection with the operation of Krispy Kreme Stores and Commissary Facilities, and all additions, modifications and enhancements, and all data generated from use of such programs;

(d)	specifications and standards for, and sources of, buildings, equipment, furnishings, fixtures, signs, products, materials, supplies, and services utilized in the development and operation of Krispy Kreme Stores and Commissary Facilities;

(e)	ingredients, formulas, mixes, recipes for and methods of preparation, cooking, serving, packaging, and delivery of the Products;

(f)	information concerning sales, operating results, financial performance, consumer preferences, inventory requirements, materials and supplies, and other financial data of Krispy Kreme Stores and Commissary Facilities, and customer lists;

(g)	current and concluded research, development and test programs for products, services and operations for use in Krispy Kreme Stores and Commissary Facilities;

(h)	the contents of any System Standards Manuals, System Standards, and site selection criteria; and

(i)	employee training, and staffing levels.

Development Area – The geographic area described in the Basic Terms and Exhibit A. Political boundaries described in the Basic Terms shall be considered fixed as of the Effective Date and shall not change for the purpose hereof, notwithstanding a political reorganization or change to such boundaries or regions. All street boundaries shall be deemed to end at the street center line unless otherwise specified above.

Development Fee – The non-refundable development fee that Franchisee agrees to pay Franchisor, as set forth in the Basic Terms.

Development Rights – The rights granted to Franchisee pursuant to this Agreement to develop Krispy Kreme Stores and Commissary Facilities within the Development Area.

Development Schedule – The cumulative number of Krispy Kreme Stores and Commissary Facilities that Franchisee agrees to have open and in operation by the corresponding date set forth in Exhibit A.

Expansion Criteria – Franchisor’s expansion criteria, which shall consist of Franchisee and its Affiliates being in compliance with all agreements with Franchisor or any of its Affiliates, including this Agreement and all Franchise Agreements and Commissary Facility Agreements. The Expansion Criteria include Franchisor’s assessment of compliance by Franchisee and its Affiliates with respect to factors such as monetary obligations, upgrading facilities and achieving satisfactory quality control levels with respects to products, services and cleanliness.

Factory Store – A retail sales facility with the manufacturing capability to produce fresh doughnuts in accordance with System Standards. Additionally, Factory Stores may have some capacity to supply fresh doughnuts to Hot Shops and Fresh Shops/Kiosks.

Franchise – The right to operate a Krispy Kreme Store or Commissary Facility at a specific location within the Development Area pursuant to an effective Franchise Agreement or Commissary Facility Agreement, as applicable.

Franchise Agreement – An agreement used by Franchisor to grant the right to operate a Krispy Kreme Store at a specific location, the current form of which (including all exhibits, schedules, riders, addenda and other agreements used in connection therewith) is attached hereto as Exhibit C.

Franchise Application – The application submitted by Franchisee for the rights granted hereunder or for a Franchise, as applicable.

Franchise Disclosure Document – The franchise disclosure document required by applicable law.

Franchisee – As defined in the Basic Terms.

Franchisor – As defined in the Basic Terms.

Fresh Shop/Kiosk – A retail sales facility with limited manufacturing capabilities (e.g., icing and filling equipment), or no manufacturing capabilities, that receives doughnuts from a Factory Store or a Commissary Facility and finishes them as necessary to sell in accordance with System Standards.

Good Standing – The condition that Franchisee and its Affiliates: (a) are current with all payments due to Franchisor, its Affiliates and suppliers; (b) have met their obligations under the Development Schedule; and (c) are not in default of any of their obligations under this Agreement, any Franchise Agreement, any Commissary Facility Agreement or any other agreement between the parties hereto or any of their Affiliates.

Hot Shop – A retail sales facility with an impinger oven and limited manufacturing capabilities (e.g., icing and filling equipment) that receives doughnuts from a Factory Store or a Commissary Facility and finishes them as necessary to sell in accordance with System Standards.

Immediate Family – The spouse, parents, brothers, sisters and children, whether natural or adopted, of the referenced Person.

Krispy Kreme Store(s) – Stores which Franchisor or any of its Affiliates own, operate or franchise and which use the Marks and the Krispy Kreme System. Krispy Kreme Stores include Factory Stores, Hot Shops and Fresh Shops/Kiosks, but do not include Commissary Facilities.

Managing Director – The person designated as managing director of Franchisee’s business pursuant to Section 5.3. The initial Managing Director is identified in the Basic Terms.

Marks – The current and future trademarks, service marks, logos, designs, trade names, and other commercial symbols, together with all distinctive trade dress elements, or combinations thereof, used by Franchisor to identify the sources of goods and services offered and sold at Krispy Kreme Stores, including the trademark and service mark KRISPY KREME®.

Owner – Each Person (and permitted transferee of each such Person) holding: (a) a direct or indirect, legal or beneficial Ownership Interest or voting rights in Franchisee or any Affiliate of Franchisee that owns an Ownership Interest or voting rights in Franchisee; (b) a direct or indirect, legal or beneficial interest in this Agreement; or (c) any other legal or equitable interest, or the power to vest in himself or herself or itself any legal or equitable interest, in the revenue, profits, rights or assets of arising from any of the foregoing.

Ownership Interest – Any direct or indirect, legal or beneficial ownership interest of any type, including (a) in relation to a corporation, the ownership of shares in the corporation; (b) in relation to a partnership, the ownership of a general or limited partnership interest; (c) in relation to a limited liability company, the ownership of a membership interest; or (d) in relation to a trust, the ownership of a legal or beneficial interest of such trust.

Person – Any individual, corporation, limited liability company, general or limited partnership, unincorporated association, cooperative or other legal or functional entity.

Principal Owner – An Owner with an Ownership Interest in Franchisee of ten percent (10%) or more.

Restricted Person – Franchisee, its Owners and Affiliates, and members of the Immediate Families of Franchisee (if a natural Person), and its Owners and Affiliates.

System – Those business formats, methods, procedures, signs, designs, layouts, equipment, and mixes designated by Franchisor from time to time for use in operating Krispy Kreme Stores and Commissary Facilities.

System Standards – The mandatory and suggested specifications, standards, operating procedures and rules that Franchisor prescribes from time to time for the operation of Krispy Kreme Stores and Commissary Facilities, including the standards, specifications and other requirements related to the purchase, preparation, marketing and sale of the Products; on-premises sales, Authorized Off-Premises Sales; customer service; the design, décor and appearance of Krispy Kreme Stores and Commissary Facilities; the maintenance and remodeling of Krispy Kreme Stores and Commissary Facilities and the equipment, fixtures and furnishings therein; the use and display of the Marks; the insurance coverage required to be carried for Krispy Kreme Stores and Commissary Facilities; the training of employees of Krispy Kreme Stores and Commissary Facilities; the days and hours of operation for Krispy Kreme Stores and Commissary Facilities; and the content, quality and use of advertising and promotional materials.

Term – The period of time starting on the Effective Date and ending on the expiration of the last date indicated on the Development Schedule (regardless whether all Krispy Kreme Stores and Commissary Facilities are open and operating at that time), unless terminated earlier in accordance with the provisions of this Agreement.

Transfer or Transfer the Development Rights (or similar words) – The direct or indirect sale, assignment, transfer, exchange, conversion, license, sublicense, lease, sublease, mortgage, pledge, collateral assignment, grant of a security, collateral or conditional interest or other encumbrance in or on, or other disposition, whether voluntary, involuntary, by operation of law or otherwise, of this Agreement, of any interest in or right under this Agreement, any form of legal or beneficial ownership interest in Franchisee, or any form of ownership interest or right to participate in or receive the benefits of the assets, revenues, income or profits of Franchisee’s business, or any one or more other acts or events not covered by the foregoing that Franchisor reasonably determines to be a form of direct or indirect transfer, including: (a) any transfer, redemption or issuance of a legal or beneficial ownership interest in the capital stock of, a membership interest in, or a partnership interest in, Franchisee or any interest convertible into or exchangeable for capital stock of, a membership interest in or a partnership interest in, Franchisee; (b) any merger or consolidation of Franchisee, whether or not Franchisee is the surviving entity, or any conversion of Franchisee from one form of legal entity into another form of legal entity, or any sale, exchange, encumbrance or other disposition of Franchisee’s assets; (c) any transfer in connection with or as a result of a divorce, dissolution of marriage or similar proceeding or a property settlement or legal separation agreement in the context of a divorce, dissolution or marriage or similar proceeding, an insolvency, bankruptcy or assignment for benefit of creditors, a judgment, a corporate, limited liability company or partnership dissolution or otherwise by operation of law; or (d) any transfer by gift, declaration of trust, transfer in trust, revocation of trust, trustee succession, trust termination, discretionary or mandatory trust distribution, occurrence of any event (e.g., death of a person) that affects or ripens the rights of contingent beneficiaries, exercise of a power of appointment, exercise of a withdrawal right, adjudication of Franchisee or any Principal Owner as legally disabled, or upon or after Franchisee’s death or the death of any of Franchisee’s Principal Owners by will, disclaimer or the laws of intestate succession or otherwise.

2.2	Other terms used in this Agreement are defined in the context in which they arise.

3.	ACKNOWLEDGMENTS, REPRESENTATIONS, AND WARRANTIES

3.1	Franchisee acknowledges that Franchisee has read this Agreement and Franchisor’s Franchise Disclosure Document and understands and accepts the terms and conditions contained in this Agreement as being reasonably necessary to maintain Franchisor’s high standards of quality and service. Franchisee further acknowledges that the uniformity of those standards at Krispy Kreme Stores and Commissary Facilities is reasonably necessary to protect and preserve the goodwill of the Marks. Franchisee acknowledges that Franchisee has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, the nature of the business conducted by Krispy Kreme Stores and Commissary Facilities may evolve and change over time, that an investment in Krispy Kreme Stores and Commissary Facilities involves business risks, and that Franchisee’s business abilities and efforts are vital to the success of the venture. Any information Franchisee acquires from other franchisees relating to their sales, profits, or cash flows does not constitute information obtained from Franchisor, nor does Franchisor make any representation as to the accuracy of any such information or the likelihood of Franchisee achieving comparable results. Franchisee acknowledges that, in all of its dealings with Franchisor, Franchisor’s officers, directors, employees and agents act only in a representative, and not in an individual, capacity. All business dealings between Franchisee and such Persons in connection with this Agreement are solely between Franchisee and Franchisor. Franchisee further acknowledges that Franchisor has advised Franchisee to have this Agreement reviewed and explained to Franchisee by an attorney.

3.2	Franchisee represents and warrants to Franchisor, as an inducement to Franchisor’s entry into this Agreement, that all statements Franchisee has made and all materials Franchisee has submitted to Franchisor in connection with Franchisee’s Franchise Application are accurate and complete and that Franchisee has made no misrepresentations or material omissions to obtain the rights granted hereunder. Franchisor has approved Franchisee’s Franchise Application in reliance on each of Franchisee’s representations to Franchisor.

3.3	Franchisee represents and warrants to Franchisor that Franchisee has the authority to execute and deliver this Agreement and to perform Franchisee’s obligations hereunder.

3.4	Franchisee represents and warrants to Franchisor that this Agreement has been duly executed and delivered by Franchisee and, assuming the due authorization, execution and delivery by Franchisor, constitutes a legal, valid and binding obligation of Franchisee, enforceable in accordance with its terms.

3.5	Franchisee represents and warrants to Franchisor that Franchisee’s execution and delivery of this Agreement does not, and Franchisee’s performance of its obligations under this Agreement will not, with or without the giving of notice or the lapse of time or both, (a) conflict with or violate its organizational documents, if applicable, (b) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Franchisee, or (c) conflict with, result in any breach of, or constitute a default under, any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Franchisee is a party or by which Franchisee is bound.

3.6	If Franchisee is, or at any time becomes, a business corporation, partnership, limited liability company, or other legal entity, Franchisee and each of its Principal Owners represents, warrants and agrees that: (a) Franchisee is duly organized and validly existing under the laws of the state of its organization, and, if a foreign business corporation, partnership, limited liability company or other legal entity, Franchisee is duly qualified to transact business in the state in which the Development Area is located; (b) Franchisee has the authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) true and complete copies of the articles of incorporation, articles of organization, operating agreement or principles, partnership agreement, bylaws, subscription agreements, buy-sell agreements, voting trust agreements, trust agreements and all other documents relating to Franchisee’s ownership, organization, capitalization, management and control (“Organizational Documents”) shall be promptly delivered to Franchisor for its approval, which approval shall not be unreasonably withheld; (d) any and all amendments, deletions and additions to Franchisee’s Organizational Documents shall be promptly delivered to Franchisor for its approval, which approval shall not be unreasonably withheld; (e) Franchisee’s activities are restricted to those necessary solely for the development, ownership and operation of Krispy Kreme Stores and Commissary Facilities in accordance with this Agreement and in accordance with any other agreements entered into with Franchisor or any of its Affiliates; (f) the Organizational Documents recite that the issuance, transfer or pledge of any direct or indirect legal or beneficial ownership interest is restricted by the terms of this Agreement; (g) all certificates representing direct or indirect legal or beneficial ownership interests now or hereafter issued must bear a legend in conformity with applicable law reciting or referring to such restrictions; and (h) Franchisee will deliver to Franchisor a Secretary/Clerk’s/Trustee’s Certificate or other evidence satisfactory to Franchisor that the execution, delivery and performance of this Agreement and all other agreements and ancillary documents contemplated hereby or thereby have been duly authorized by all necessary action by the corporation, partnership, limited liability company or other legal entity, as applicable, and are within the legal powers of Franchisee’s trustee, if Franchisee is a trust.

3.7	Franchisee and each of its Principal Owners represent, warrant, and agree that Exhibit B is current, complete and accurate. Franchisee agrees that an updated Exhibit B will be furnished promptly to Franchisor, so that Exhibit B (as so revised and signed by Franchisee) is at all times current, complete and accurate. Each person who is or becomes a Principal Owner must execute an agreement in the form Franchisor prescribes, undertaking to guarantee and be bound jointly and severally by the terms of this Agreement, the current form of which is attached hereto as Exhibit E. Each person who is or becomes an Owner, whether or not a Principal Owner, must execute an agreement in the form Franchisor prescribes, undertaking to be bound by the confidentiality and non-competition covenants contained in this Agreement, the current form of which is attached hereto as Exhibit F. Each Owner must be an individual acting in his/her individual capacity, unless Franchisor waives this requirement.

3.8	The provisions of Section 3 constitute continuing representations and warranties, and Franchisee and Franchisee’s Principal Owners shall notify Franchisor immediately in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate, or misleading.

4.	TERM/ FEES /DEVELOPMENT SCHEDULE

4.1	Franchisor grants Franchisee the right to develop (as long as Franchisee remains in Good Standing and meets the Expansion Criteria), and Franchisee accepts the obligation to develop, Krispy Kreme Stores and Commissary Facilities in the Development Area during the Term subject to and in compliance with the terms of this Agreement, including the Development Schedule.

4.2	Franchisor’s obligation to grant Franchises to Franchisee to operate Krispy Kreme Stores and Commissary Facilities in the Development Area will expire upon the expiration of the Term. Franchisee has no right to renew or extend the rights granted under this Agreement. However, if Franchisee has been in Good Standing and has met the Expansion Criteria during the Term, Franchisor may, but is not obligated to, offer Franchisee further development rights on such terms and conditions as Franchisor deems appropriate. Upon expiration, Franchisor has the right to develop and operate, and to allow others to develop and operate, Krispy Kreme Stores and Commissary Facilities in the Development Area, unless further development rights are granted to Franchisee, as above provided.

4.3	Franchisee agrees that during the Term, it will strictly and diligently perform its obligations hereunder and will continuously exert its best efforts to promote and enhance the development and operation of Krispy Kreme Stores and Commissary Facilities within the Development Area. Without limiting the foregoing obligations, Franchisee agrees to meet the Development Schedule. Time is of the essence in this Agreement. Franchisee’s failure to develop and operate Krispy Kreme Stores and Commissary Facilities in accordance with the Development Schedule is a material breach of this Agreement for which Franchisor has the right to exercise any and all rights and remedies conferred under this Agreement and applicable law, including the right to terminate this Agreement pursuant to Section 10 without prejudice to its recovery of damages.

4.4	Notwithstanding anything to the contrary in this Agreement, Franchisee shall not be deemed to be in breach of this Agreement if its failure to meet the Development Schedule results solely from windstorms, rains, floods, earthquakes, mudslides, fires or other natural disasters. Any delay resulting from any of such causes shall extend performance accordingly, in whole or in part, as may be reasonable, except that no such cause, alone or in combination with other causes, shall extend performance more than ninety (90) days without Franchisor’s prior written consent.

4.5	Franchisee will pay to Franchisor the Development Fee as set forth in the Basic Terms. The Development Fee will be fully earned, non-refundable (except as otherwise provided in Section 10.2), and payable to Franchisor upon execution of this Agreement; provided however, the Development Fee may be creditable on a dollar-for-dollar basis against Initial Franchise Fees, if provided in the Basic Terms.

4.6	For each Franchise granted to Franchisee pursuant to this Agreement, the Initial Franchise Fee (defined in the Franchise Agreement) will be as set forth in the Basic Terms and will be subject to a credit in the amount of the portion of the Development Fee attributable to the Store. The Development Fee will be attributed only to the Stores for which it is paid and may not be used as a credit for any other Stores. For each Franchise granted to Franchisee pursuant to this Agreement, the Royalties (defined in the Franchise Agreement and the Commissary Facility Agreement) and other fees will be as set forth in the Franchise Agreement and the Commissary Facility Agreement.

5.	BUSINESS PLANS AND MANAGEMENT

5.1	Prior to execution of this Agreement, and on an annual basis thereafter, Franchisee will submit for review and approval by Franchisor, a written business plan for the development and financing of Krispy Kreme Stores and Commissary Facilities in the Development Area in accordance with the Development Schedule.

5.2	Franchisee must secure and maintain in force in its name all required licenses, permits, and certificates relating to the conduct of its business pursuant to this Agreement. Franchisee will at all times remain in Good Standing. Franchisee shall comply with all applicable laws, including all federal, state and local laws, rules, regulations, ordinances, court orders and decrees. Franchisee shall refrain from any business practice that Franchisor determines in its sole discretion may be injurious to the business or reputation of Franchisor or Franchisee or the goodwill associated with the Marks.

5.3	At all times during the Term, Franchisee will designate a Managing Director of its business pursuant to this Agreement who shall complete Franchisor’s mandatory training program to Franchisor’s satisfaction. The initial Managing Director is identified in the Basic Terms. The Managing Director will use his or her full-time efforts to fulfill Franchisee’s obligations under this Agreement and under Franchise Agreements and any Commissary Facility Agreements, and will not directly or indirectly engage in any other business or activity that requires any significant management responsibility or time commitments, or that otherwise conflicts with Franchisee’s obligations under this Agreement. If the Managing Director is terminated in that role, or if the Managing Director does not carry out his or her responsibilities or otherwise perform in accordance with this Agreement, Franchisee will promptly designate a replacement, and each such replacement shall complete Franchisor’s mandatory training program to Franchisor’s satisfaction.

6.	GRANT OF FRANCHISES

6.1	Franchisor will furnish Franchisee with its standard site selection criteria, and provide site selection assistance for Krispy Kreme Stores and Commissary Facilities, in accordance with System Standards. Franchisor also will provide such on-site evaluation of sites proposed pursuant hereto as Franchisor deems necessary or appropriate.

6.2	Subject to the terms and conditions of Section 4.1, Franchisor will grant Franchises for the cumulative number and type of Krispy Kreme Stores and Commissary Facilities set forth in the Development Schedule located within the Development Area in accordance with the following provisions:

(a) Franchisee must submit to Franchisor, in accordance with Franchisor’s procedures, a complete site information package (the “Site Information Package”), as Franchisor may require from time to time, for each site for a Krispy Kreme Store or Commissary Facility that Franchisee proposes to develop and operate and that Franchisee, in good faith, believes to conform to Franchisor’s then-current standard site selection criteria for Krispy Kreme Stores and Commissary Facilities;

(b) Franchisor will accept or reject each site for which Franchisee submits a complete Site Information Package in accordance with Section 6.2(a) and, if Franchisor accepts the site, Franchisor will do so by delivering its standard site acceptance letter. The site acceptance letter, duly executed by Franchisor, is the exclusive means by which Franchisor accepts a proposed site, and no other direct or indirect representation, approval or acceptance, whether in writing or orally, by any of Franchisor’s officers, employees or agents, shall be effective or bind Franchisor. Franchisor will use all reasonable efforts to make a site acceptance decision and, if the site is accepted, deliver a site acceptance letter to Franchisee within thirty (30) days after Franchisor receives the complete Site Information Package and any other materials Franchisor has requested.

In deciding whether to accept or reject a site Franchisee proposes, Franchisor may consider such factors as Franchisor, in its sole discretion, deems appropriate, including the general location and neighborhood, demographic information, traffic patterns, access, visibility, location of other retail food establishments (including other Krispy Kreme Stores and Commissary Facilities) and size, condition, configuration, appearance, and other physical characteristics of the site.

Neither Franchisor’s acceptance of a proposed site, nor any information communicated to Franchisee regarding Franchisor’s standard site selection criteria or the proposed site, constitutes a warranty or representation of any kind, express or implied, as to the suitability of the proposed site for a Krispy Kreme Store, a Commissary Facility or for any other purpose. Franchisor’s acceptance of a proposed site merely signifies that Franchisor is willing to grant a Franchise for a Krispy Kreme Store or Commissary Facility at that location in accordance with the terms of this Agreement. Franchisee’s decision to develop and operate a Krispy Kreme Store or Commissary Facility at any site is based solely on its own independent investigation of the suitability of the site for a Krispy Kreme Store or Commissary Facility, as applicable.

6.3	In conjunction with its decision whether to accept or reject a proposed site, Franchisor may require that Franchisee and its Principal Owners furnish Franchisor with financial statements (historical and pro forma), statements of the sources and uses of capital funds, budgets and other information regarding Franchisee, its Principal Owners and each legal entity, if any, involved in the development, ownership and operation of any Krispy Kreme Store or Commissary Facility that Franchisee proposes, as well as any then-existing Krispy Kreme Stores or Commissary Facilities that Franchisee or its Affiliates own. All such information shall be verified by Franchisee and its Principal Owners as being complete and accurate in all respects, shall be submitted to Franchisor in accordance with its requirements and will be relied on by Franchisor in determining whether to grant a Franchise for the proposed Krispy Kreme Store or Commissary Facility. Franchisor may refuse to grant Franchisee a Franchise for a Krispy Kreme Store or Commissary Facility if Franchisee fails to demonstrate sufficient financial and management capabilities to properly develop and operate the proposed Krispy Kreme Store or Commissary Facility and the then-existing Krispy Kreme Stores and Commissary Facilities that Franchisee and its Affiliates own. Franchisor will evaluate such financial and management capabilities in accordance with the then-current standards Franchisor uses to establish Krispy Kreme Stores or Commissary Facilities in other comparable market areas.

6.4	If Franchisor accepts a proposed site pursuant to Section 6.2, and Franchisee demonstrates the requisite financial and management capabilities (if requested by Franchisor) pursuant to Section 6.3, then Franchisor agrees to offer Franchisee a Franchise to operate a Krispy Kreme Store or Commissary Facility at the proposed site by delivering to Franchisee the Franchise Agreement or Commissary Facility Agreement for the state in which the Krispy Kreme Store or Commissary Facility is to be located. The Franchise Agreement or Commissary Facility Agreement must be executed by Franchisee and its Owners (as applicable) and returned to Franchisor no later than fourteen (14) days after Franchisor delivers them to Franchisee. If Franchisor does not receive the fully executed Franchise Agreement or Commissary Facility Agreement and payment of the Initial Franchise Fee as required hereunder, Franchisor may revoke its offer to grant Franchisee a Franchise to operate a Krispy Kreme Store or Commissary Facility at the proposed site and may revoke its acceptance of the proposed site.

7.	FRANCHISOR’S RIGHTS AND LIMITATIONS/EXCLUSIVITY

7.1	Provided that Franchisee is in Good Standing, neither Franchisor nor its Affiliates will, during the Term, own or operate, or grant Franchises for the ownership or operation of, Krispy Kreme Stores or Commissary Facilities located in the Development Area, except for: (a) Franchises granted pursuant to this Agreement; (b) any Krispy Kreme Stores and Commissary Facilities open (or under commitment to open) as of the date hereof; (c) any food service establishment using any part or all of the System and/or Marks at special locations within the Development Area, such as college campuses, hospitals, public transportation facilities (e.g. airport facilities or highway rest stops), government (e.g. military bases) or institutional locations, supermarkets, convenience stores or grocery stores, and department stores, as well as mobile units located temporarily at special events, such as sports or entertainment events; and (d) food service establishments that Franchisor purchases (or as to which Franchisor purchases the rights as franchisor) that are part of another franchise system or chain, regardless whether such food services establishments are converted to operate using any of the Marks and/or any or all of the System or whether such food service establishments operate under other trademarks, service marks, or trade dress and/or use other operating systems.

7.2	Franchisor and its Affiliates (and their respective successors and assigns, by purchase, merger, consolidation or otherwise) retain all rights not expressly granted to Franchisee in Section 7.1, including those with respect to Krispy Kreme Stores, Commissary Facilities, the Marks, and the sale of Products. Franchisee waives, to the fullest extent permitted under applicable law, all claims, demands or causes of action arising from or related to any of such activities by Franchisor, its Affiliates, or their respective successors and assigns.

7.3	Except as provided in Section 7.1, no exclusive territory or protection is expressly or impliedly granted to Franchisee under this Agreement, and Franchisor reserves the right to operate and to grant others the right to operate Krispy Kreme Stores and Commissary Facilities at any location on such terms and conditions as it deems appropriate.

7.4	Franchisor reserves the right to acquire, develop, and operate, or be acquired by, any company, including a company operating one or more food service businesses (including food service businesses selling doughnuts or coffee).

7.5	Franchisor reserves the right to license, sample, sell, or market by any means whatsoever (including the Internet) the Products and any goods or services identified by the Marks. Such goods and services may be licensed, sampled, sold, or marketed in any and all locations and venues (including within the Development Area), and through any method or channel of distribution Franchisor deems appropriate in its sole discretion (including wholesale distribution of Products to supermarkets, grocery stores, convenience stores, and other retail outlets located within or outside the Development Area).

7.6	Franchisee acknowledges and agrees that Franchisor would be unable to (a) protect the Confidential Information against unauthorized use or disclosure; (b) preserve the prestige, integrity, and goodwill of the Products, Marks, and System; or (c) encourage the free exchange of ideas and information among Krispy Kreme Stores and Commissary Facilities if franchisees and owners of Krispy Kreme Stores or Commissary Facilities or their owners were permitted to engage in or benefit from certain competitive activities. Franchisee also acknowledges that Franchisor has granted the franchise rights to Franchisee in consideration of and reliance on Franchisee’s agreement that Franchisee and its Owners will deal exclusively with Franchisor. Therefore, except as expressly authorized by this Agreement or another written agreement with Franchisor, Franchisee agrees that during the Term, without Franchisor’s prior written consent, neither Franchisee nor any Restricted Person will:

(i) have any Ownership Interest in a Competitive Business;

(ii) perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business;

(iii) perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business, where such services (A) are substantially similar to those provided to Franchisor or Franchisor’s Affiliates by Franchisee or the respective Restricted Person or (B) create a relationship between Franchisee or the Restricted Person and such Competitive Business in which Franchisee or the Restricted Person could be reasonably expected to materially benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any Confidential Information to such Competitive Business;

(iv) recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Franchisee to hire any such Person, then Franchisee agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

(v) induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility, as the case may be.

8.	MARKS / COPYRIGHTS / CONFIDENTIAL INFORMATION

8.1	Notwithstanding any provision to the contrary contained herein, it is understood and agreed that this Agreement does not grant Franchisee any right to use the Marks. Further, it is understood and agreed that this Agreement does not grant Franchisee, and Franchisee does not have, any right to any copyrighted work or patent which Franchisor now owns or may hereinafter own. Rights to the Marks, copyrighted works and/ or patents are granted only under the Franchise Agreements to be executed by Franchisor and Franchisee.

8.2	Franchisor will disclose parts of its Confidential Information to Franchisee solely for its use in connection with this Agreement. The Confidential Information is proprietary and includes Franchisor’s trade secrets. During the Term and thereafter: (a) Franchisee and its Owners may not use the Confidential Information in any other business or capacity (Franchisee acknowledges such use is an unfair method of competition); (b) Franchisee and its Owners must maintain the confidentiality of the Confidential Information; (c) Franchisee and its Owners may not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form; and (d) Franchisee and its Owners must implement all reasonable procedures Franchisor prescribes from time to time to prevent unauthorized use or disclosure of the Confidential Information, including the use of nondisclosure agreements with Franchisee’s Owners, officers, directors, Managing Director, managers, and assistant managers, and Franchisee and its Owners must deliver such agreements to Franchisor.

Without limiting the foregoing, Franchisee, and each of its Owners, as applicable, each (a) acknowledges possibly gaining access to Franchisor’s material non-public information and that of Franchisor’s parent company, Krispy Kreme Doughnuts, Inc. (“KKDI”), and that the securities laws prohibit trading in KKDI securities while in possession of such information, and (b) agrees to refrain from trading in KKDI securities in violation of such laws.

At the end of the Term, Franchisee and its Owners must deliver to Franchisor all such Confidential Information, except for such information as Franchisee is permitted to retain pursuant to Franchise Agreements then in effect. Franchisee’s restrictions on disclosure and use of Confidential Information do not apply to information or techniques which are or become generally known in the restaurant industry (other than through Franchisee’s own disclosure), provided Franchisee obtains Franchisor’s prior written consent to such disclosure or use.

9.	TRANSFERS

9.1	This Agreement is fully transferable by Franchisor (without any obligation to provide notice to Franchisee or obtain Franchisee’s consent) and will inure to the benefit of any assignee or other legal successor to Franchisor’s interests. Franchisee agrees that Franchisor will have the right, from time to time, to delegate the performance of any portion of or all of its obligations and duties under this Agreement to designees, whether the same are Franchisor’s agents or independent contractors with which Franchisor has contracted to provide these services.

9.2	Franchisee’s rights and duties under this Agreement are personal to Franchisee, or if Franchisee is a business corporation, partnership, limited liability company or any other legal entity, its Owners. Accordingly, neither Franchisee nor any of its Owners may Transfer the Development Rights without Franchisor’s prior approval and without complying with the terms and conditions of Section 9. Any such Transfer without such approval or compliance constitutes a breach of this Agreement, and is void and of no force or effect. Notwithstanding the foregoing, Franchisee may not under any circumstances directly or indirectly subfranchise or sublicense any of its rights hereunder.

9.3	If Franchisor has not exercised its right of first refusal under Section 9.5, Franchisor will not unreasonably withhold its approval of a Transfer of the Development Rights that meets all of the reasonable restrictions, requirements and conditions Franchisor imposes on the Transfer, the transferor(s) and/or the transferee(s) from time to time, which shall in any event include the following:

	(a)	Franchisee must be in Good Standing;

	(b)	the proposed transferee and its owners (if the proposed transferee is a corporation, partnership, limited liability company or other legal entity) must provide Franchisor on a timely basis all information Franchisor requests, and must be individuals acting in their individual capacities who are of good character and reputation, who must have sufficient business experience, aptitude and financial resources to develop Franchises pursuant to this Agreement, and who must otherwise meet Franchisor’s then-current standards for approval;

	(c)	the proposed transferee may not be an entity, or be affiliated with an entity, that is required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended;

	(d)	the transferee and its owners must agree to be bound by all of the provisions of this Agreement for the remainder of the Term;

	(e)	the transferee must acquire, in a concurrent transaction, all of the rights and obligations of Franchisee and its Affiliates under all agreements between Franchisee or its Affiliates and Franchisor or its Affiliates, including all Franchise Agreements and Commissary Facility Agreements executed by Franchisee or its Affiliates pursuant to this Agreement or pursuant to any other development or similar agreement with Franchisor;

	(f)	Franchisee or the transferee must pay Franchisor a transfer fee in an amount equal to Five Thousand Dollars ($5,000.00), plus Five Thousand Dollars ($5,000.00) for each Franchise for which a Franchise Agreement or Commissary Facility Agreement has been executed pursuant hereto (as required under the terms of such agreements), plus any transfer fee required by any other agreement between Franchisee or its Affiliates and Franchisor or its Affiliates;

	(g)	Franchisee and its Owners and Affiliates must, except to the extent limited or prohibited by applicable law, execute a general release, in form and substance satisfactory to Franchisor, of any and all claims against Franchisor, its Affiliates and shareholders, members, managers, officers, directors, employees, agents, successors and assigns;

	(h)	Franchisee must provide Franchisor with all information requested by Franchisor in connection with the Transfer, and Franchisor must not have disapproved the material terms and conditions of such Transfer (including the price and terms of payment and the amount to be financed by the transferee in connection with such Transfer) on the basis that they are so burdensome as to be likely, in Franchisor’s reasonable judgment, to adversely affect the transferee’s operation of Krispy Kreme Stores and Commissary Facilities or its compliance with this Agreement, all Franchise Agreements and Commissary Facility Agreements being transferred, and any other agreements to be executed by the transferee;

	(i)	if Franchisee (or any of its Owners or Affiliates) finances any part of the sale price of the transferred interest, Franchisee and/or its Owners or Affiliates must agree that all obligations of the transferee, and security interests reserved by any of them in the assets transferred, will be subordinate to the transferee’s obligations to pay all amounts due Franchisor and its Affiliates and to otherwise comply with this Agreement, all Franchise Agreements and Commissary Facility Agreements being transferred, and any other agreements to be executed by the transferee;

(j) Franchisee and its Owners must execute noncompetition and non-solicitation covenants, in form and substance satisfactory to Franchisor, substantially similar to those contained in Section 11.2 hereof; and

(k) Franchisee and its Owners and Affiliates must execute such other documents and do such other things as Franchisor reasonably requires to protect its rights under this Agreement and all Franchise Agreements, Commissary Facility Agreements and other agreements being transferred.

9.4	Franchisor’s approval of a Transfer of the Development Rights does not constitute: (a) a representation as to the fairness of the terms of any agreement or arrangement between Franchisee or its Owners and the transferee or as to the prospects for success by the transferee; or (b) a release of Franchisee and its Owners, a waiver of any claims against Franchisee or its Owners or a waiver of Franchisor’s right to demand the transferee’s compliance with this Agreement or any other agreements being transferred. Any approval shall apply only to the specific Transfer of the Development Rights being proposed and shall not constitute Franchisor’s approval of, or have any bearing on, any other proposed Transfer of the Development Rights.

9.5	If Franchisee or any of its Owners desires to Transfer the Development Rights (other than by gift or bequest), Franchisee or such Owner(s) must obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser (which must contain a confidentiality covenant by Franchisee and the prospective buyer to which Franchisor shall be an intended third party beneficiary) and must deliver immediately to Franchisor a complete and accurate copy of such offer. If the offeror proposes to buy any other property or rights from Franchisee or any of its Owners or Affiliates (other than rights under any Development Agreement, Franchise Agreement, or Commissary Facility Agreement for Krispy Kreme Stores) as part of the bona fide offer, the proposal for such property or rights must be set forth in a separate, contemporaneous offer that is fully disclosed to Franchisor, and the price and terms of purchase offered to Franchisee or its Owners for the Transfer of the Development Rights must reflect the bona fide price offered therefor and not reflect any value for any other property or rights.

9.6	Franchisor has the option, exercisable by notice delivered to Franchisee or its Owners within thirty (30) days from the date of delivery of a complete and accurate copy of such offer to Franchisor, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that: (a) Franchisor may substitute cash for any form of payment proposed in such offer; (b) Franchisor’s credit shall be deemed at least equal to the credit of any proposed purchaser; (c) Franchisor shall have not less than ninety (90) days from the option exercise date to consummate the transaction; and (d) Franchisor shall not be required to pay deposits (such as earnest money) or to escrow funds prior to closing. Franchisor has the right to investigate and analyze the business, assets and liabilities and all other matters Franchisor deems necessary or desirable in order to make an informed investment decision with respect to the fairness of the terms of the right of first refusal. Franchisor may conduct such investigation and analysis in any manner Franchisor deems reasonably appropriate, and Franchisee and its Owners must cooperate fully with Franchisor in connection therewith.

9.7	If Franchisor exercises its option to purchase, Franchisor is entitled to purchase such interest subject to all representations and warranties, closing documents, releases, non-competition covenants and indemnities as Franchisor reasonably may require, provided if Franchisor exercises its option as a result of a written offer reflected in a fully negotiated definitive agreement with the proposed purchaser, Franchisor will not be entitled to any additional representations, warranties, closing documents, or indemnities that will have a materially adverse effect on Franchisee’s rights and obligations under the definitive agreement.

If Franchisor does not exercise its option to purchase, Franchisee or its Owners may complete the sale to such offeror pursuant to and on the exact terms of such offer, subject to Franchisor’s approval of the Transfer as provided in Sections 9.2 and 9.3, provided that if the sale to such offeror is not completed within ninety (90) days after delivery of such offer to Franchisor, or if there is a change in the terms of the offer, Franchisee must promptly notify Franchisor and Franchisor shall have an additional option to purchase (on the terms of the revised offer, if any, and otherwise as set forth herein) during the thirty (30) day period following Franchisee’s notification of the expiration of the ninety (90) day period or the material change to the terms of the offer.

9.8	Neither Franchisee nor any of its Owners or Affiliates may issue or sell, or offer to issue or sell, any of Franchisee’s securities or any securities of any of its Affiliates, regardless of whether such sale or offer would be required to be registered pursuant to the provisions of the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and regardless of the means by which such sale is conducted, directly or indirectly, or by operation of law (including by merger, consolidation, reorganization or otherwise) without obtaining Franchisor’s prior consent and complying with all of its requirements and restrictions concerning use of information about Franchisor and its Affiliates. Neither Franchisee nor any of its Owners or Affiliates may issue or sell Franchisee’s securities or the securities of any of its Affiliates if: (a) such securities would be required to be registered pursuant to the Securities Act of 1933, as amended, or such securities would be owned by more than 35 persons; or (b) after such issuance or sale, Franchisee or such Affiliate would be required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended. Any memorandum or other communications circulated in connection with any solicitation of offers to purchase that would require Franchisor’s consent to Transfer the Development Rights (through whatever form of transaction, whether through direct or indirect sale of assets or securities, by operation of law or otherwise) shall be subject to approval by Franchisor.

10.	TERMINATION OF DEVELOPMENT RIGHTS

10.1	Franchisee is in material breach of this Agreement, and this Agreement will automatically terminate without notice, at Franchisor’s discretion, if: (a) Franchisee becomes insolvent by reason of its inability to pay its debts as they mature; (b) Franchisee is adjudicated bankrupt or insolvent; (c) Franchisee files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or has such a petition filed against Franchisee, which is not discharged within thirty (30) days; (d) a receiver or other custodian, permanent or temporary, is appointed for Franchisee’s business, assets or property; (e) Franchisee requests the appointment of a receiver or makes a general assignment for the benefit of creditors; (f) a final judgment against Franchisee in the amount of Fifty Thousand Dollars ($50,000.00) or more remains unsatisfied of record for sixty (60) days or longer; (g) Franchisee’s bank accounts, property or accounts receivable are attached; (h) execution is levied against Franchisee’s business or property; (i) suit is filed to foreclose any lien or mortgage against any of Franchisee’s assets and such suit is not dismissed within thirty (30) days; or (j) Franchisee voluntarily dissolves or liquidates or has a petition filed for corporate or partnership dissolution and such petition is not dismissed within thirty (30) days; or (k) Franchisee’s assets, property or interest are “blocked” under any law, ordinance or regulation relating to terrorist activities or if Franchisee is otherwise in violation of any such law, ordinance or regulation.

10.2	In addition to Franchisor’s right to terminate pursuant to other provisions of this Agreement or under applicable law, Franchisor may terminate this Agreement, effective upon delivery of notice of termination to Franchisee, if Franchisee or any of its Principal Owners or Affiliates:

	(a)	fails to meet any part of the Development Schedule;

	(b)	makes an unauthorized Transfer of the Development Rights;

	(c)	makes any material misstatement or omission in any Franchise Application or in any other information, report, or summary provided to Franchisor at any time;

	(d)	is convicted of, or plead no contest to, a felony or other crime or offense that Franchisor believes, in its sole judgment, may adversely affect the System or the goodwill associated with the Marks;

	(e)	makes any unauthorized use or disclosure of the Confidential Information;

	(f)	fails to comply with any other provision of this Agreement and does not correct such failure within thirty (30) days after written notice of such failure to comply is delivered to Franchisee;

	(g)	is in breach of any Franchise Agreement or Commissary Facility Agreement such that Franchisor has the right to terminate such agreement, whether or not Franchisor elects to exercise its right to do so;

	(h)	is in breach of any other agreement between Franchisee or any of its Affiliates and Franchisor or any of its Affiliates such that Franchisor has a right to terminate such agreement, whether or not Franchisor elects to exercise its right to do so; or

	(i)	if Franchisor determines that any applicable federal or state statute, regulation, rule or law, which is enacted, promulgated or amended after the date hereof, may have a material adverse effect on its rights, remedies or discretion in franchising Krispy Kreme Stores or Commissary Facilities.

Franchisor has no obligation whatsoever to refund any portion of the Development Fee upon any termination, except that Franchisor will refund a pro rata portion of the Development Fee in the event of a termination solely pursuant to Section 10.2(i).

11.	EFFECT OF TERMINATION AND EXPIRATION

11.1	All obligations under this Agreement, which expressly or by their nature survive the expiration or termination of this Agreement, shall continue in full force and effect until they are satisfied in full or by their nature expire.

11.2	Upon termination or expiration of this Agreement, neither Franchisee nor any Restricted Person will, for a period of two (2) years, starting on the effective date of termination or expiration:

	(a)	have any Ownership Interest in a Competitive Business operating within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility in operation or under construction on the effective date of termination or expiration;

	(b)	perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business operating within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility in operation or under construction on the effective date of termination or expiration;

	(c)	perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business operating within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility in operation or under construction on the effective date of termination or expiration, where such services: (i) are substantially similar to those provided to Franchisee; or (ii) create a relationship between Franchisee or the Restricted Person and such Competitive Business in which Franchisee or the Restricted Person could be reasonably expected to materially benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any Confidential Information to such Competitive Business;

	(d)	recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Franchisee to hire any such Person, then Franchisee agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

	(e)	induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility, as the case may be.

Franchisee and each of its Owners expressly acknowledges the possession of skills and abilities of a general nature and other opportunities for exploiting such skills in other ways, so that enforcement of the covenants contained in this Section 11.2 will not deprive any of them their personal goodwill or ability to earn a living. If Franchisee or any of its Owners fails or refuses to abide by any of the foregoing covenants and Franchisor obtains enforcement in a judicial or arbitration proceeding, the obligations under the breached covenant will be tolled during the period(s) of time that the covenant is breached and/or Franchisor seeks to enforce it and will continue in effect for a period of time ending two (2) years after the date of the order enforcing the covenant.

11.3	Franchisor’s exercise of any of its rights under Section 11 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

12.	RELATIONSHIP OF PARTIES/INDEMNIFICATION

12.1	Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship or any other relationship of trust or confidence between the parties. Franchisor and Franchisee, as between themselves, are and shall be independent contractors.

12.2	Franchisee understands and agrees that Franchisor may operate and change the Krispy Kreme System and its business in any manner that is not expressly and specifically prohibited by this Agreement. Whenever Franchisor has expressly reserved in this Agreement or is deemed to have a right and/or discretion to take or withhold an action, or to grant or decline to grant Franchisee a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, Franchisor may make its decision or exercise its right and/or discretion on the basis of its judgment of what is in its best interests, including its judgment of what is in the best interests of its franchise network, at the time its decision is made or its right or discretion is exercised, without regard to whether: (a) other reasonable alternative decisions or actions could have been made by Franchisor; (b) Franchisor’s decision or action promotes its financial or other individual interest; (c) Franchisor’s decision or action applies differently to Franchisee and one or more other franchisees or its company-owed operations; or (d) Franchisor’s decision or the exercise of its right or discretion is adverse to Franchisee’s interests. In the absence of an applicable statute, Franchisor will have no liability to Franchisee for any such decision or action. The parties intend that the exercise of Franchisor’s right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, the parties agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants Franchisor the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Franchisee’s rights and obligations hereunder.

12.3	Nothing contained in this Agreement, or arising from the conduct of the parties hereunder, is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever. Franchisee must conspicuously identify itself in all dealings with customers, lessors, contractors, suppliers, public officials, employees and others as the owner of development rights granted hereunder and must place such other notices of independent ownership on such forms, business cards, stationery, advertising and other materials as we may require from time to time.

12.4	Franchisee may not make any express or implied agreements, warranties, guarantees or representations or incur any debt in Franchisor’s name or on its behalf or represent that the relationship of the parties hereto is anything other than that of independent contractors. Franchisor will not be obligated by or have any liability under any agreements made by Franchisee with any third party or for any representations made by Franchisee to any third party. Franchisor will not be obligated for any damages to any person or property arising directly or indirectly out of the operation of Franchisee’s business hereunder.

12.5	Franchisee agrees to indemnify Franchisor, its Affiliates and their respective directors, officers, employees, shareholders, members, managers, agents, successors and assigns (collectively “Indemnified Parties”), and to hold the Indemnified Parties harmless to the fullest extent permitted by law, from any and all losses and expenses (as defined below) incurred in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, formal or informal inquiry (regardless of whether it is reduced to judgment) or any settlement thereof which arises directly or indirectly from, or as a result of, a claim of a third party against any one or more of the Indemnified Parties in connection with (a) Franchisee’s failure to perform or breach of any covenant, agreement, term or provision of this Agreement; (b) Franchisee’s breach of any representation or warranty contained in this Agreement; (c) Franchisee’s development, ownership, operation and/or closing of Krispy Kreme Stores or Commissary Facilities; and

(d) any allegedly unauthorized service or act rendered or performed in connection with this Agreement (collectively “Event”), and regardless of whether it resulted from any strict or vicarious liability imposed by law on the Indemnified Parties. The foregoing indemnity shall apply even if it is determined that the Indemnified Parties’ negligence caused such loss, liability or expense, in whole or in part, provided, however, that this indemnity will not apply to any liability arising from a breach of this Agreement by Franchisor or with respect to any Indemnified Party whose gross negligence or willful acts caused such liability (except to the extent that joint liability is involved, in which event the indemnification provided herein will extend to any finding of comparative or contributory negligence attributable to Franchisee). The term “losses and expenses” includes compensatory, exemplary and punitive damages; fines and penalties; attorneys’ fees; experts’ fees; court costs; costs associated with investigating and defending against claims; settlement amounts; judgments; compensation for damages to Franchisor’s reputation and goodwill; and all other costs associated with any of the foregoing losses and expenses. Franchisor agrees to give Franchisee reasonable notice of any Event of which Franchisor becomes aware for which indemnification may be required, and Franchisor may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Franchisee’s consent, which consent shall not be unreasonably withheld or delayed. Franchisor may, in its reasonable discretion, take such actions as Franchisor deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of the Indemnified Parties or Krispy Kreme Stores and/or Commissary Facilities generally, provided however, that any settlement shall be subject to Franchisee’s consent, which consent shall not be unreasonably withheld or delayed. Further, notwithstanding the foregoing, if the insurer on a policy or policies obtained in compliance with any Franchise Agreement agrees to undertake the defense of an Event (an “Insured Event”), Franchisor agrees not to exercise its right to select counsel to defend the Event if such would cause Franchisee’s insurer to deny coverage. Franchisor reserves the right to retain counsel to represent Franchisor with respect to an Insured Event at its sole cost and expense. This Section 12.5 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

13.	MISCELLANEOUS

13.1	This Agreement and all issues arising from or relating to this Agreement shall be governed by and construed under the laws of the State of North Carolina, provided the foregoing shall not constitute a waiver of Franchisee’s rights under any applicable franchise law of another state. Otherwise, in the event of any conflict of law, North Carolina law will prevail, without regard to the application of North Carolina conflict of law principles, except that any North Carolina law regulating the sale of franchises or business opportunities or governing the relationship of a franchisor and its franchisees will not apply unless its jurisdictional requirements are met independently without reference to this section.

13.2	Franchisee and each of its Owners agree that the U.S. District Court for the Middle District of North Carolina, or if such court lacks jurisdiction, the Superior Court (or its successor) for Forsyth County, North Carolina, shall be the venue and exclusive forum in which to adjudicate any case or controversy arising from or relating to this Agreement and any guarantees or covenants by Franchisee’s Owners. In the event a case or controversy is to be heard by the Superior Court (or its successor) for Forsyth County, North Carolina, any party may request that the matter be assigned to the North Carolina Business Court. Franchisee and each of its Owners irrevocably submits to the jurisdiction of such courts and waives any objections to either the jurisdiction of or venue in such courts. Franchisee and each of its Owners irrevocably waives, to the fullest extent they may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding and agrees that service of process for purposes of any such suit, action or proceeding need not be personally served or served within the State of North Carolina but may be served with the same effect as if they were served within the State of North Carolina, by certified mail or any other means permitted by law, addressed to Franchisee and its Owners (as applicable) at the address set forth herein. Nothing contained herein shall affect Franchisor’s rights to bring a suit, action or proceeding in any other appropriate jurisdiction, including any suit, action or proceeding brought by Franchisor to enforce any judgment against Franchisee or any of its Owners entered by a State or Federal Court.

13.3	Franchisor may obtain at any time in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause Franchisor irreparable harm. Franchisor may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and Franchisee’s sole remedy in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby). Franchisee and each of its Owners acknowledges that any violation of Sections 7.6, 8.2, 9.3(j) or 11.2 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available. Accordingly, Franchisee and each of its Owners consents to the issuance of an injunction at Franchisor’s request (without posting a bond or other security) prohibiting any conduct in violation of any of those sections and agrees that the existence of any claims Franchisee or any of its Owners may have against Franchisor, whether or not arising herefrom, shall not constitute a defense to the enforcement of any of those Sections.

13.4	If Franchisor claims in any judicial proceeding that Franchisee owes Franchisor or any of its Affiliates money or that Franchisee has otherwise breached this Agreement and Franchisor prevails on such claims, then Franchisor shall be awarded its costs and expenses incurred in connection with such proceedings, including reasonable attorneys’ fees.

13.5	Except with respect to any of Franchisee’s obligations herein regarding the Confidential Information, the Marks, and any other intellectual property rights of Franchisor, Franchisor and Franchisee and its Owners each waive, to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other. Franchisee and each of its Owners waive, to the fullest extent permitted by applicable law, the right to recover consequential damages for any claim directly or indirectly arising from or relating to this Agreement. FURTHERMORE, THE PARTIES AGREE THAT ANY LEGAL ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED TO THE COURT SITTING WITHOUT A JURY, AND ALL PARTIES WAIVE ANY RIGHT TO HAVE ANY ACTION TRIED BY JURY.

13.6	Every part of this Agreement shall be considered severable. If for any reason any part of this Agreement is held to be invalid, that determination shall not impair the other parts of this Agreement. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of geographical area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing any part or all of it, Franchisee and Franchisor agree that it will be enforced to the fullest extent permissible under applicable law. If any applicable law requires a greater prior notice of the termination of or refusal to enter into a successor franchise than is required hereunder, a different standard of “good cause”, or the taking of some other action not required hereunder, the prior notice, “good cause” standard and/or other action required by such law shall be substituted for the comparable provisions hereof. If any provision of this Agreement or any specification, standard or operating procedure prescribed by Franchisor is invalid or unenforceable under applicable law, Franchisor has the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to make it valid and enforceable.

13.7	Franchisor and Franchisee may, by written instrument signed by the waiving party unilaterally, waive or reduce any obligation of the other under this Agreement. Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor and may be revoked, in its sole discretion, at any time and for any reason, effective upon delivery to Franchisee of 10 days’ prior notice. Franchisee and Franchisor shall not be deemed to have waived any right reserved by this Agreement by virtue of any custom or practice of the parties at variance with it; any failure, refusal or neglect by Franchisee or Franchisor to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by Franchisor to exercise any right, whether of the same, similar or different nature, with respect to other Krispy Kreme Stores; or the acceptance by Franchisor of any payments due from Franchisee after any breach of this Agreement.

13.8	The rights of Franchisor and Franchisee hereunder are cumulative and no exercise or enforcement by Franchisor or Franchisee of any right or remedy hereunder shall preclude the exercise or enforcement by Franchisor or Franchisee of any other right or remedy hereunder which Franchisor or Franchisee is entitled to enforce by law.

13.9	The language of this Agreement shall be construed according to its fair meaning and not strictly against any party. The Basic Terms, introduction, personal guarantees and covenants, exhibits, schedules and riders (if any) to this Agreement are a part of this Agreement, which constitutes the entire agreement of the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, there are no other oral or written agreements, understandings, representations or statements relating to the subject matter of this Agreement, other than the Franchise Disclosure Document, that either party may or does rely on or that will have any force or effect. Nothing in this Agreement shall be deemed to confer any rights or remedies on any person or legal entity not a party hereto. This Agreement shall not be modified except by written agreement signed by both parties.

13.10	The headings of sections are for convenience only and do not limit or construe their contents. The word “including” shall be construed to include the words “without limitation.” The term “Franchisee” is applicable to one or more persons, a corporation, limited liability company or a partnership and its owners, as the case may be. If two or more persons are at any time Franchisee hereunder, whether as partners, joint venturers or otherwise, their obligations and liabilities to Franchisor shall be joint and several.

13.11	References to a controlling interest in an entity shall mean more than fifty percent (50%) of the equity and voting control of such entity.

13.12	This Agreement is binding on the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest. This Agreement may be executed in multiple copies, each of which shall be deemed an original. Time is of the essence in this Agreement.

13.13	Whenever this Agreement requires the approval or consent of either party, the other party shall make written request therefor, and such approval or consent shall be obtained in writing; provided however, unless specified otherwise in this Agreement, such party may withhold approval or consent for any reason or for no reason at all. Furthermore, unless specified otherwise in this Agreement, no such approval or consent shall be deemed to constitute a warranty or representation of any kind, express or implied, and the approving or consenting party shall have no responsibility, liability or obligation arising therefrom.

13.14	All notices, requests and reports permitted or required to be delivered by this Agreement shall be deemed delivered: (a) at the time delivered by hand to the recipient party (or to an officer, director or partner of the recipient party); (b) one (1) business day after being placed in the hands of a commercial courier service for guaranteed overnight delivery; or (c) five (5) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified in writing. All payments and reports required by this Agreement shall be sent to Franchisor at the address identified in this Agreement unless and until a different address has been designated by written notice. No restrictive endorsement on any check or in any letter or other communication accompanying any payment shall bind Franchisor, and its acceptance of any such payment shall not constitute an accord and satisfaction.

14.	ACKNOWLEDGMENTS

14.1	By initialing below, Franchisee hereby specifically acknowledges the following:

(a) Domicile. Franchisee acknowledges that Franchisee is not a domiciliary or a resident of any state, other than the state where the Development Area is predominantly located or, if different, the state listed in the Basic Terms as Franchisee’s address.

Initials ________/________

(b)	Receipt of Franchise Disclosure Document. Franchisee acknowledges having received Franchisor’s Franchise Disclosure Document at least fourteen (14) calendar days before signing a binding agreement or before making any payment to Franchisor or any of its Affiliates relating to this Agreement. Franchisee has read and understands Franchisor’s Franchise Disclosure Document.

Initials ________/________

(c)	No Inconsistent Representations. Franchisee acknowledges that no representations have been made to Franchisee which are inconsistent with information presented in Franchisor’s Franchise Disclosure Document, and Franchisee has not relied on any representations inconsistent with or not contained in Franchisor’s Franchise Disclosure Document.

Initials ________/________

(d)	Business Risks; Independent Investigation. Franchisee recognizes that the nature of Krispy Kreme Stores and Commissary Facilities may change over time, that an investment in a Krispy Kreme Store or Commissary Facility involves business risks and that the success of the investment is largely dependent on Franchisee’s own business abilities, efforts and financial resources. Franchisee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that the food service industry is highly competitive.

Initials ________/________

(e)	Independent Counsel. Franchisee acknowledges having had the opportunity to seek independent counsel concerning the execution of this Agreement.

Initials ________/________

(f)	No Guarantee or Assurance. Franchisee has not received from Franchisor or its representatives or relied on any statement, representation, guaranty or assurance, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement, nor has Franchisee received from Franchisor or its representatives any information from which Franchisee may easily ascertain a specific level or range of actual or potential sales, income, gross or net profits from franchised or non-franchised Krispy Kreme Stores or Commissary Facilities.

Initials ________/________

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals as of the Effective Date set forth in the Basic Terms.

KRISPY KREME DOUGHNUT CORPORATION	[FRANCHISEE]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

DEVELOPMENT AREA

The Development Area is the geographic area described as
follows and shown on the map attached as Exhibit A-1:

DEVELOPMENT SCHEDULE

Franchisee agrees to have open and operating in the Development Area the cumulative numbers of Krispy Kreme Stores (of the types set forth below), and Commissary Facilities as of each of the following dates:

		Fresh	Commissary
Factory Stores	Hot Shops	Shops/Kiosks	Facilities	Date

The last date of the table above shall be the expiration date of this Agreement.

For purposes hereof, no Krispy Kreme Store or Commissary Facility that is open and operating as of the date of this Agreement shall be counted for purposes of the Development Schedule. In addition, a Krispy Kreme Store or Commissary Facility that is permanently closed after having been opened, other than as a result of noncompliance by Franchisee with the terms of the applicable Franchise Agreement or Commissary Facility Agreement, shall be deemed open for a period of six (6) months after the last day it was open for business, provided that: (a) during such period of time, Franchisee continuously and diligently takes such actions as may be required to develop and open a substitute Krispy Kreme Store or Commissary Facility within the Development Area pursuant to a new Franchise Agreement or Commissary Facility Agreement, therefor and (b) by the end of such period Franchisee has the substitute Krispy Kreme Store or Commissary Facility, as applicable, open and operating in compliance with the Franchise Agreement or Commissary Facility therefor.

A-1

EXHIBIT A-1

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

MAP OF DEVELOPMENT AREA

A-1-1

EXHIBIT B

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

FRANCHISEE INFORMATION

1.  Form of Entity of Franchisee.

     (a)  Corporation or Limited Liability Company. Franchisee was organized on ___________, _______ under the laws of the State of __________. Its Federal Identification Number is ________________. It has not conducted business under any name other than its corporate or company name. The following is a list of all of Franchisee’s directors and officers or managing members as of _______________, _______.

Name of Each Director/Officer/Managing Member	Position(s) Held

     (b)  Partnership. Franchisee is a [general] [limited] partnership formed on ___________, _______under the laws of the State of __________. Its Federal Identification Number is ______________________. It has not conducted business under any name other than its partnership name. The following is a list of all of Franchisee’s general partners as of _______________, _______.

Name of Each General Partner

B-1

2.	Owners. Franchisee and each of its Owners represents and warrants that the following is a complete and accurate list of all Owners of Franchisee, including the full name and mailing address of each Owner, and fully describes the nature and extent of each Owner’s interest in Franchisee. Franchisee and each Owner as to his/her ownership interest, represents and warrants that each Owner is the sole and exclusive legal and beneficial owner of his/her ownership interest in Franchisee, free and clear of all liens, restrictions, agreements and encumbrances of any kind or nature, other than those required or permitted by this Agreement.

Owner’s Name and Mailing Address	Percentage and Nature of
Ownership Interest

Submitted by Franchisee
Accepted by Franchisor and
made a part of the Development
Agreement as of_______________, _______.

KRISPY KREME DOUGHNUT
CORPORATION,	(Name of corporation, limited liability
a North Carolina corporation	company or partnership)

By:	By:
Print Name:	Print Name:
Title:	Title:

By:
Print Name:
Title:

Owners:

(Signature)

(Print Name)

(Signature)

(Print Name)

B-2

EXHIBIT C

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

FORM OF FRANCHISE AGREEMENT

(Please see Exhibit 10.3 to the Company’s Annual Report on Form 10-K for fiscal 2008)

C-1

EXHIBIT D

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

FORM OF COMMISSARY FACILITY AGREEMENT

KRISPY KREME DOUGHNUT CORPORATION
COMMISSARY FACILITY AGREEMENT
BASIC TERMS

FOR USE ONLY TOGETHER WITH A HOT SHOP OR
FRESH SHOP/KIOSK AGREEMENT

A.	Effective Date
(Insert date Franchisee
executes the agreement):
B.	Franchisor:	Krispy Kreme Doughnut Corporation, a North Carolina corporation
C.	Facility Number:
D.	Facility Address:
E.	Franchisee:
Franchisee’s Address:
	Telephone:	Fax No.:
E-mail Address:
F.	Principal Owners:
G.	Managing Director:
H.	General Manager:
I.	Term:	The time period commencing on the Effective Date and expiring 15 years after the Effective Date

Franchisor:
(initials)
Franchisee:
(initials)

TABLE OF CONTENTS
(continued)

EXHIBIT A	FRANCHISEE INFORMATION
EXHIBIT B	PRINCIPAL OWNERS’ PERSONAL GUARANTY
EXHIBIT C	INVESTOR PERSONAL COVENANTS
EXHIBIT D	AUTHORIZATION FOR ACH DEBITS OR CREDITS
EXHIBIT E	AUTHORIZED OFF-PREMISES SALES

KRISPY KREME DOUGHNUT CORPORATION
COMMISSARY FACILITY AGREEMENT

     THIS COMMISSARY FACILITY AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date by and between Franchisor and Franchisee.

1.	BACKGROUND

1.1	Franchisor has developed, as a result of considerable time, skill, effort, and money, a distinctive system for operating stores called “Krispy Kreme Stores” that offer and serve a variety of doughnuts, beverages, and other authorized products and services under the Marks.

1.2	Franchisor’s Affiliate, HDN Development Corporation, owns the Marks and has granted Franchisor the right to sublicense the Marks to its franchisees for their use in producing the Products.

1.3	Franchisor grants franchises to own and operate Krispy Kreme Stores and Commissary Facilities to Persons who meet its qualifications and are willing to undertake the investment and effort to properly develop and operate them.

1.4	Franchisee has submitted a Franchise Application to own and operate a Commissary Facility at the Site, and Franchisor has accepted the application in reliance on all information Franchisee has provided in connection therewith.

2.	DEFINITIONS

2.1	Capitalized terms used in this Agreement have the meanings given to them in this Section and in the Basic Terms.

Account – Franchisee’s bank account as to which Franchisee has provided Franchisor with all appropriate account information and from which Franchisee has authorized Franchisor to withdraw funds by electronic funds transfers.

Affiliate – Any person that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with the referenced person, including parents and subsidiaries.

Authorized Off-Premises Sales – Sales to wholesale customers pursuant to an express authorization by Franchisor, the current form of which is attached as Exhibit E.

Basic Terms – The terms of this Agreement set forth on the Krispy Kreme Doughnut Corporation Commissary Facility Agreement Basic Terms section on the first page hereof.

Brand Fund – As defined in Section 22.

Commissary Facility – A manufacturing facility for doughnuts and other Products that are supplied to Hot Shops and Fresh Shops/Kiosks. Commissary Facilities are not used for retail sales, but may distribute and sell to wholesale customers, subject to Franchisor’s authorization pursuant to the Commissary Facility Agreement.

Commissary Facility Agreement – An agreement, such as this Agreement, used by Franchisor to grant the right to operate a Commissary Facility at a specific location.

Competitive Business – A business, other than a Krispy Kreme Store or Commissary Facility, that: (a) makes, sells or distributes yeast-raised doughnuts, cake doughnuts, or any other types of doughnuts, miniature doughnuts, doughnut holes or any other bakery products in any distribution channel to any customer for consumption or resale, and such sales constitute ten percent (10%) or more of its total sales (or such sales from any single location constitute 10% or more of the total sales of that location) during any calendar quarter or calendar year; (b) sells coffee or coffee drinks in any distribution channel to any customer for consumption or resale, and such sales constitute twenty percent (20%) or more of its total sales (or such sales from any single location constitute 20% or more of the total sales of that location)

during any calendar quarter or calendar year; (c) is the same as, or similar to, the Krispy Kreme Store concept as it evolves over time; or (d) grants franchises or licenses, or establishes joint ventures, for the development and/or operation of any business referred to in (a) through (c), above. Restrictions in this Agreement on having an Ownership Interest in a Competitive Business shall not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on a public stock market that represents less than three percent (3%) of the number of shares of that class of securities issued and outstanding.

Confidential Information – Certain confidential information relating to the development and operation of Krispy Kreme Stores and Commissary Facilities, which includes:

(a)	methods, techniques, equipment, specifications, standards, policies, procedures, information, concepts, and systems relating to and knowledge of and experience in the development, equipping, operation, outfitting, and franchising of Krispy Kreme Stores and Commissary Facilities, as well as expansion, growth and development plans, and prospects;

(b)	marketing and advertising programs for Krispy Kreme Stores and Commissary Facilities;

(c)	knowledge concerning the logic, structure, and operation of computer software programs that Franchisor authorizes for use in connection with the operation of Krispy Kreme Stores and Commissary Facilities, and all additions, modifications and enhancements, and all data generated from use of such programs;

(d)	specifications and standards for, and sources of, buildings, equipment, furnishings, fixtures, signs, products, materials, supplies, and services utilized in the development and operation of Krispy Kreme Stores and Commissary Facilities;

(e)	ingredients, formulas, mixes, recipes for and methods of preparation, cooking, serving, packaging, and delivery of the Products;

(f)	information concerning sales, operating results, financial performance, consumer preferences, inventory requirements, materials and supplies, and other financial data of Krispy Kreme Stores and Commissary Facilities, and customer lists;

(g)	current and concluded research, development and test programs for products, services and operations for use in Krispy Kreme Stores and Commissary Facilities;

(h)	the contents of any System Standards Manuals, System Standards, and site selection criteria; and

(i)	employee training, and staffing levels.

Development Agreement – If applicable, the Krispy Kreme Doughnut Corporation Development Agreement pursuant to which Franchisor has granted Franchisee the right to develop Krispy Kreme Stores and Commissary Facilities in the Development Area and pursuant to which this Agreement has been executed.

Development Area – If applicable, the geographic area in which Franchisee has the right to develop Krispy Kreme Stores and Commissary Facilities, as set forth in the Development Agreement.

FACILITY –The Commissary Facility that Franchisor authorizes Franchisee to operate at the Site pursuant to this Agreement. The term includes all of the assets of the FACILITY.

Factory Store – A retail sales facility with the manufacturing capability to produce fresh doughnuts in accordance with System Standards. Additionally, Factory Stores may have some capacity to supply fresh doughnuts to Hot Shops and Fresh Shops/Kiosks.

Force Majeure – Any of the following events or circumstances: (i) fire, earthquake, storm, hurricane, tornado, flood or other act of God; (ii) war, act of terrorism, insurrection, rebellion, riots or other civil unrest; (iii) epidemics, quarantine restrictions or other public health restrictions or advisories; and (iv) other similar events beyond the reasonable control of the party.

Franchise – The rights granted and the obligations imposed pursuant to this Agreement that relate to the development and operation of the Commissary Facility at the Site.

Franchise Agreement – An agreement used by Franchisor to grant a franchise for the operation of a Krispy Kreme Store at a specific location.

Franchise Application – The application submitted by Franchisee for the Franchise.

Franchise Disclosure Document – The franchise disclosure document required by applicable law.

Franchisee – As defined in the Basic Terms.

Franchisor – As defined in the Basic Terms.

Fresh Shop/Kiosk – A retail sales facility with limited manufacturing capabilities (e.g. icing and filling equipment), or no manufacturing capabilities, that receives doughnuts from a Factory Store or a Commissary Facility and finishes them as necessary to sell in accordance with System Standards.

Fundraising – Sales of doughnuts, redemption cards, or coupons to charitable, educational, and other nonprofit organizations restricted to those located within the FACILITY’s local market area (as Franchisor may determine from time to time) for resale (or giving) to consumers.

General Manager – The general manager of the FACILITY. The initial general manager is identified in the Basic Terms.

Good Standing – The condition that Franchisee and its Affiliates: (i) are current with all payments due to Franchisor, its Affiliates and suppliers; and (ii) are not in default of any of their obligations under this Agreement, any Development Agreement (including any Development Schedule), any Franchise Agreement, any Commissary Facility Agreement or any other agreement between the parties hereto or any of their Affiliates.

Hot Shop – A retail sales facility with an impinger oven and limited manufacturing capabilities (e.g., icing and filling equipment) that receives doughnuts from a Factory Store or a Commissary Facility and finishes them as necessary to sell in accordance with System Standards.

Immediate Family – The spouse, parents, brothers, sisters and children, whether natural or adopted, of the referenced Person.

Krispy Kreme Store(s) – Stores which Franchisor or any of its Affiliates own, operate or franchise and which use the Marks and the System. Krispy Kreme Stores include Factory Stores, Hot Shops and Fresh Shops/Kiosks, but do not include Commissary Facilities.

Managing Director – The person designated as managing director of Franchisee’s business pursuant to Section 20.2. The initial Managing Director is identified in the Basic Terms.

Marks – The current and future trademarks, service marks, logos, designs, trade names, and other commercial symbols, together with all distinctive trade dress elements, or combinations thereof, used by Franchisor to identify the sources of goods and services offered and sold at Krispy Kreme Stores, including the trademark and service mark KRISPY KREME®.

Net Sales – All the FACILITY’s revenue from food, beverages, and other products and merchandise of any type whatsoever sold, whether or not produced at the FACILITY or acquired from a third party, including Products purchased from other Krispy Kreme franchises (regardless whether owned by Franchisee) and services rendered at or away from the FACILITY (whether or not such sales are authorized by Franchisor) or from any use of the Marks, recorded using the accrual basis of accounting and otherwise in accordance with accounting principles generally accepted in the United States. Without limiting the foregoing, and for the avoidance of doubt, “Net Sales” (a) includes all amounts Franchisee receives or has the right to receive from the conveyance of products and services, whether such sales are made for cash or cash equivalents (including credit, debit and gift cards) or on credit terms, but excludes (i) sales and similar taxes collected or which Franchisee has the right to collect from customers and which Franchisee is required by law to remit to a taxing authority, (ii) customer refunds, (iii) credits for product returns and (iv) sales or delivery of products to Krispy Kreme Stores or Commissary Facilities (regardless whether owned by Franchisee), and (b) shall not be reduced by any charge or other provision for uncollectible accounts. Neither the inclusion of any type of revenue in the definition of Net Sales nor Franchisor’s demand or receipt of Royalties or Brand Fund contributions on such revenues shall constitute a waiver or approval of any unauthorized sales by Franchisee hereunder, and Franchisor reserves all rights and remedies with respect thereto.

Owner – Each Person (and permitted transferee of each such Person) holding: (a) a direct or indirect, legal or beneficial Ownership Interest or voting rights in Franchisee or any Affiliate of Franchisee that owns an Ownership Interest or voting rights in Franchisee; (b) a direct or indirect, legal or beneficial interest in this Agreement; (c) a direct or indirect, legal or beneficial interest in the FACILITY; or (d) any other legal or equitable interest, or the power to vest in himself or herself or itself any legal or equitable interest, in the revenue, profits, rights or assets arising from any of the foregoing.

Ownership Interest – Any direct or indirect, legal or beneficial ownership interest of any type, including (a) in relation to a corporation, the ownership of shares in the corporation; (b) in relation to a partnership, the ownership of a general or limited partnership interest; (c) in relation to a limited liability company, the ownership of a membership interest; or (d) in relation to a trust, the ownership of a legal or beneficial interest of such trust.

Payment Day – The day of the Week on which Royalties are due, which day currently is Friday, but may be changed at Franchisor’s sole discretion.

Person – Any individual, corporation, limited liability company, general or limited partnership, unincorporated association, cooperative or other legal or functional entity.

Principal Owner – An Owner with an Ownership Interest in Franchisee of ten percent (10%) or more.

Products – The current and future products that Franchisor authorizes to be offered and sold at Krispy Kreme Stores, including (a) fresh doughnuts (including, yeast-raised doughnuts, cake doughnuts, miniature doughnuts, and doughnut holes, which doughnuts have various types and flavors of fillings, glazes, or other coatings); (b) hot or cold fresh-brewed coffee beverages suitable for immediate consumption; (c) hot or cold espresso drinks suitable for immediate consumption; (d) frozen beverages suitable for immediate consumption; and (e) such other products and beverages as we may determine from time to time.

Reporting Day – The day of the Week by which Franchisee is required to report Net Sales to Franchisor, which day currently is Tuesday, but may be changed at Franchisor’s sole discretion.

Restricted Person – Franchisee, its Owners and Affiliates, and members of the Immediate Families of Franchisee (if a natural Person), and its Owners and Affiliates.

Royalties – As set forth in Section 13.

Site – The location of the FACILITY with the street address identified in the Basic Terms.

System – Those business formats, methods, procedures, signs, designs, layouts, equipment, and mixes designated by Franchisor from time to time for use in operating Krispy Kreme Stores and Commissary Facilities.

System Standards – The mandatory and suggested specifications, standards, operating procedures and rules that Franchisor prescribes from time to time for the operation of Krispy Kreme Stores and Commissary Facilities, including the standards, specifications and other requirements related to the purchase, preparation, marketing and sale of the Products; on-premises sales, Authorized Off-Premises Sales; customer service; the design, décor and appearance of the FACILITY; the maintenance and remodeling of the FACILITY and the equipment, fixtures and furnishings therein; the use and display of the Marks; the insurance coverage required to be carried for the FACILITY; the training of FACILITY employees; the days and hours of FACILITY operation; and the content, quality and use of advertising and promotional materials.

System Standards Manuals – The documents and other media that contain the System Standards.

Term – As defined in the Basic Terms.

Transfer or Transfer the Franchise (or similar words) – The direct or indirect sale, assignment, transfer, exchange, conversion, license, sublicense, lease, sublease, mortgage, pledge, collateral assignment, grant of a security, collateral or conditional interest or other encumbrance in or on, or other disposition, whether voluntary, involuntary, by operation of law or otherwise, of this Agreement, of any interest in or right under this Agreement, any form of legal or beneficial ownership interest in Franchisee, or any form of ownership interest or right to participate in or receive the benefits of the assets, revenues, income or profits of Franchisee’s business, or any one or more other acts or events not covered by the foregoing that Franchisor reasonably determines to be a form of direct or indirect transfer, including: (a) any transfer, redemption or issuance of a legal or beneficial ownership interest in the capital stock of, a membership interest in, or a partnership interest in, Franchisee or any interest convertible into or exchangeable for capital stock of, a membership interest in or a partnership interest in, Franchisee; (b) any merger or consolidation of Franchisee, whether or not Franchisee is the surviving entity, or any conversion of Franchisee from one form of legal entity into another form of legal entity, or any sale, exchange, encumbrance or other disposition of Franchisee’s assets; (c) any transfer in connection with or as a result of a divorce, dissolution of marriage or similar proceeding or a property settlement or legal separation agreement in the context of a divorce, dissolution or marriage or similar proceeding, an insolvency, bankruptcy or assignment for benefit of creditors, a judgment, a corporate, limited liability company or partnership dissolution or otherwise by operation of law; or (d) any transfer by gift, declaration of trust, transfer in trust, revocation of trust, trustee succession, trust termination, discretionary or mandatory trust distribution, occurrence of any event (e.g., death of a person) that affects or ripens the rights of contingent beneficiaries, exercise of a power of appointment, exercise of a withdrawal right, adjudication of Franchisee or any Principal Owner as legally disabled, or upon or after Franchisee’s death or the death of any of Franchisee’s Principal Owners by will, disclaimer or the laws of intestate succession or otherwise.

Week – Any consecutive seven (7) calendar day period that Franchisor may designate from time to time, currently consisting of each seven (7) calendar day period ending at 11:59 PM on each Sunday.

2.2	Other terms used in this Agreement are defined in the context in which they arise.

3.	ACKNOWLEDGMENTS, REPRESENTATIONS, AND WARRANTIES

3.1	Franchisee acknowledges that Franchisee has read this Agreement and Franchisor’s Franchise Disclosure Document and understands and accepts the terms and conditions contained in this Agreement as being reasonably necessary to maintain Franchisor’s high standards of quality and service. Franchisee further acknowledges that the uniformity of those standards at each Krispy Kreme Store is reasonably necessary to protect and preserve the goodwill of the Marks. Franchisee acknowledges that Franchisee has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, the nature of the business conducted by a Commissary Facility may evolve and change over time, that an investment in a Commissary Facility involves business risks, and that Franchisee’s business abilities and efforts are vital to the success of the venture. Any information Franchisee acquires from other Krispy Kreme Store or Commissary Facility franchisees relating to their sales, profits, or cash flows does not constitute information obtained from Franchisor, nor does Franchisor make any representation as to the accuracy of any such information or the likelihood of Franchisee achieving comparable results. Franchisee acknowledges that, in all of its dealings with Franchisor, Franchisor’s officers, directors, employees and agents act only in a representative, and not in an individual, capacity. All business dealings between Franchisee and such Persons in connection with this Agreement are solely between Franchisee and Franchisor. Franchisee further acknowledges that Franchisor has advised Franchisee to have this Agreement reviewed and explained to Franchisee by an attorney.

3.2	Franchisee represents and warrants to Franchisor, as an inducement to Franchisor’s entry into this Agreement, that all statements Franchisee has made and all materials Franchisee has submitted to Franchisor in connection with Franchisee’s Franchise Application for and purchase of the Franchise are accurate and complete and that Franchisee has made no misrepresentations or material omissions to obtain the Franchise. Franchisor has approved Franchisee’s Franchise Application for a franchise for a Commissary Facility in reliance on each of Franchisee’s representations to Franchisor.

3.3	Franchisee represents and warrants to Franchisor that Franchisee has the authority to execute and deliver this Agreement and to perform Franchisee’s obligations hereunder.

3.4	Franchisee represents and warrants to Franchisor that this Agreement has been duly executed and delivered by Franchisee and, assuming the due authorization, execution and delivery by Franchisor, constitutes a legal, valid and binding obligation of Franchisee, enforceable in accordance with its terms.

3.5	Franchisee represents and warrants to Franchisor that Franchisee’s execution and delivery of this Agreement does not, and Franchisee’s performance of its obligations under this Agreement will not, with or without the giving of notice or the lapse of time or both, (a) conflict with or violate its organizational documents, if applicable, (b) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Franchisee, or (c) conflict with, result in any breach of, or constitute a default under, any contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Franchisee is a party or by which Franchisee is bound.

3.6	Franchisee represents and warrants to Franchisor that: (a) Franchisee owns fee simple title to the real property and improvements which comprise the FACILITY; or (b) if Franchisee holds a leasehold interest in the FACILITY, Franchisee has or will have a binding and effective lease with a lease term (plus renewal options) extending at least to the end of the Term and otherwise conforming to Franchisor’s requirements in accordance with Section 7.

3.7	If Franchisee is, or at any time becomes, a business corporation, partnership, limited liability company or other legal entity, Franchisee and each of its Principal Owners represent, warrant and agree that: (a) Franchisee is duly organized and validly existing under the laws of the state of its organization, and, if a foreign business corporation, partnership, limited liability company or other legal entity, Franchisee is duly qualified to transact business in the state in which the FACILITY is located; (b) Franchisee has the authority to execute and deliver this Agreement and to perform its obligations hereunder; (c) true and complete copies of the articles of incorporation, articles of organization, operating agreement or principles, partnership agreement, bylaws, subscription agreements, buy-sell agreements, voting trust agreements, trust agreements and all other documents relating to Franchisee’s ownership, organization, capitalization, management and control (“Organizational Documents”) shall be promptly delivered to Franchisor for its approval, which approval shall not be unreasonably withheld; (d) any and all amendments, deletions and additions to Franchisee’s Organizational Documents shall be promptly delivered to Franchisor for its approval, which approval shall not be unreasonably withheld; (e) Franchisee’s activities are restricted to those necessary solely for the development, ownership and operation of Krispy Kreme Stores and Commissary Facilities in accordance with this Agreement and in accordance with any other agreements entered into with Franchisor or any of its Affiliates; (f) the Organizational Documents recite that the issuance, transfer or pledge of any direct or indirect legal or beneficial ownership interest is restricted by the terms of this Agreement; (g) all certificates representing direct or indirect legal or beneficial ownership interests now or hereafter issued must bear a legend in conformity with applicable law reciting or referring to such restrictions; and (h) Franchisee will deliver to Franchisor a Secretary/Clerk’s/Trustee’s Certificate or other evidence satisfactory to Franchisor that the execution, delivery and performance of this Agreement and all other agreements and ancillary documents contemplated hereby or thereby have been duly authorized by all necessary action by the corporation, partnership, limited liability company or other legal entity, as applicable, and are within the legal powers of Franchisee’s trustee, if Franchisee is a trust.

3.8	Franchisee and each of its Principal Owners represent, warrant, and agree that Exhibit A is current, complete and accurate. Franchisee agrees that an updated Exhibit A will be furnished promptly to Franchisor, so that Exhibit A (as so revised and signed by Franchisee) is at all times current, complete and accurate. Each person who is or becomes a Principal Owner must execute an agreement in the form Franchisor prescribes, undertaking to guarantee and be bound jointly and severally by the terms of this Agreement, the current form of which is attached hereto as Exhibit B. Each person who is or becomes an Owner, whether or not a Principal Owner, must execute an agreement in the form Franchisor prescribes, undertaking to be bound by the confidentiality and non-competition covenants contained in this Agreement, the current form of which is attached hereto as Exhibit C. Each Owner must be an individual acting in his/her individual capacity, unless Franchisor waives this requirement.

3.9	The provisions of Section 3 constitute continuing representations and warranties, and Franchisee and Franchisee’s Principal Owners shall notify Franchisor immediately in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate, or misleading.

4.	GRANT OF FRANCHISE

4.1	Subject to the terms of and on the conditions contained in this Agreement, Franchisor hereby grants to Franchisee the right to operate the FACIILTY during the Term and to use the Marks and the System in the performance of Franchisee’s obligations under this Agreement. Franchisee shall use the FACILITY to manufacture certain authorized Products (a) to be distributed to, and offered for sale at, Krispy Kreme Stores that are categorized as Hot Shops, Fresh Shops or Kiosks and established and operated pursuant to Franchise Agreements entered into between Franchisor and Franchisee and (b) to be sold as Authorized Off-Premises Sales.

4.2	Franchisee will faithfully, honestly, and diligently perform Franchisee’s obligations under this Agreement. Franchisee will continuously exert its best efforts to promote and enhance the operation of the FACILITY and to maximize the sale of Products.

4.3	Franchisee may not operate the FACILITY from any location other than the Site without Franchisor’s prior written consent. If Franchisor consents to the relocation of the FACILITY, Franchisor has the right to charge Franchisee for its expenses in connection with the relocation.

4.4	Franchisee agrees that the FACILITY will be under direct, on-premises management by a trained Managing Director or General Manager or one of Franchisee’s other managers, all of whom must have completed training to Franchisor’s satisfaction.

4.5	Franchisee agrees that the FACILITY will not be closed for five (5) or more consecutive days without Franchisor’s prior written consent.

4.6	Franchisee expressly acknowledges and agrees that (a) the FACILITY may only produce the Products that Franchisor authorizes from time to time and shall not produce or store any other food products whatsoever; (b) the FACILITY shall only produce authorized Products for distribution to Franchisee’s Krispy Kreme Stores that do not have production capabilities for such Products (such as Hot Shops, Fresh Shops and Kiosks) for sale at such stores; and (c) except for Authorized Off-Premises Sales, the FACILITY shall not sell or distribute any Products to any other Persons or locations, including any other Krispy Kreme Stores owned by other franchisees or any sales for Fundraising purposes.

4.7	Either party shall have the right at any time to terminate this Agreement without cause, effective ninety (90) days after notice thereof to the other, provided Franchisee no longer operates any Krispy Kreme Stores that are categorized as Hot Shops, Fresh Shops or Kiosks.

5.	FRANCHISOR’S RESERVATION OF RIGHTS

5.1	Franchisor and its Affiliates (and their respective successors and assigns, by purchase, merger, consolidation or otherwise) retain all rights not expressly granted to Franchisee in this Agreement, including those with respect to Krispy Kreme Stores and Commissary Facilities, the Marks, and the sale of Products, including all rights Franchisor expressly reserves in this Section 5. Franchisee waives, to the fullest extent permitted under applicable law, all claims, demands or causes of action arising from or related to any of such activities by Franchisor or any of its Affiliates.

5.2	No exclusive territory, protection, or other right in the contiguous space, area, or market of the FACILITY is expressly or impliedly granted to Franchisee under this Agreement, and Franchisor reserves the right to operate and to grant others the right to operate Krispy Kreme Stores or Commissary Facilities at any location on such terms and conditions as it deems appropriate. Franchisee acknowledges and agrees that such Krispy Kreme Stores or Commissary Facility may be in direct competition with the FACILITY, without regard to any adverse effect on the FACILITY and without any obligation or liability to Franchisee.

5.3	Franchisor reserves the right to acquire, develop, and operate, or be acquired by, any company, including a company operating one or more food service businesses (including food service businesses selling doughnuts or coffee).

5.4	Franchisor reserves the right to license, sample, sell, or market by any means whatsoever (including the Internet) the Products and any goods or services identified by the Marks. Such goods and services may be licensed, sampled, sold, or marketed in any and all locations and venues, and through any method or channel of distribution Franchisor deems appropriate in its sole discretion (including wholesale distribution of Products to supermarkets, grocery stores, convenience stores, and other retail outlets). Such sales may be in direct competition with the FACILITY, without regard to any adverse effect on the FACILITY and without any obligation or liability to Franchisee.

6.	SITE SELECTION

6.1	Franchisee acknowledges that, prior to signing this Agreement, Franchisee (with or without Franchisor assistance) located, and Franchisor approved, the Site. Franchisee acknowledges and agrees that Franchisor’s recommendation or approval of the Site, and any information regarding the Site communicated to Franchisee, do not constitute any acknowledgement, warranty or representation of any kind, express or implied, including any warranty or representation as to the potential access, visibility or profitability of a Commissary Facility at that Site, or for any other purpose. Franchisor’s approval of the Site merely signifies that Franchisor is willing to grant a Franchise for a Commissary Facility at that location. Application of criteria that have appeared effective with respect to other sites may not accurately reflect the potential for all sites, and, after Franchisor’s approval of a site, demographic and/ or other factors included in or excluded from Franchisor’s criteria could change, thereby altering the potential of a site. The uncertainty and instability of such criteria are beyond Franchisor’s control, and Franchisor will not be responsible for the failure of a site Franchisor has recommended or approved to meet expectations as to potential revenue or operational criteria. Neither Franchisor’s approval of the Site nor any assistance Franchisor may give Franchisee in identifying the Site, constitutes a warranty or representation of any kind, express or implied, as to the suitability of the proposed Site for a Commissary Facility or for any other purpose. Franchisee’s decision to develop and operate the FACILITY at the Site is based solely on Franchisee’s own independent investigation of the suitability of the Site for a Commissary Facility.

6.2	Franchisee must also cause to be prepared, and submit for approval by Franchisor, a site plan and basic plans and specifications for the FACILITY, including requirements for dimensions, exterior design, materials, interior layout, equipment, fixtures, furniture, signs and decorating. Franchisor’s exercise of its right to approve the Site layout, to approve any plans, to inspect the construction or conversion of the FACILITY shall be solely for the purpose of assuring compliance with the System Standards and shall not be construed as any express or implied representation or warranty that the FACILITY complies with any applicable laws, codes or regulations (including the Americans with Disabilities Act (“ADA”) or any other federal, state, or local law or ordinance regulating standards for the access to, use of, or modification of buildings for and by persons whose disabilities are protected by law) or that the construction thereof is sound or free from defects. Franchisor’s criteria for approval or disapproval do not encompass technical, architectural or engineering considerations. Franchisor shall have no liability or obligation with respect to the construction or conversion of the FACILITY.

7.	LEASE OR PURCHASE OF SITE

7.1	Franchisee must lease, sublease or purchase the Site within one-hundred and eighty (180) days after the date of Franchisor’s site acceptance letter. Franchisor has the right to approve the terms of any lease, sublease or purchase contract for the Site, and Franchisee agrees to deliver a copy to Franchisor for Franchisor’s approval before Franchisee signs it. Franchisee agrees that any lease or sublease for the Site must, in form and substance satisfactory to Franchisor, (a) provide for notice to Franchisor of Franchisee’s default under the lease or sublease and an opportunity for Franchisor to cure such default; (b) require the lessor or sublessor to disclose to Franchisor, on its request, sales and other information furnished by Franchisee; (c) give Franchisor the right on any termination or expiration (without renewal) of this Agreement to assume the lease or sublease without the lessor’s or sublessor’s consent; (d) give Franchisor the right to enter the FACILITY to remove signs and other tangible property that embodies any of the Marks or that contains or embodies patents owned by Franchisor or any of its Affiliates, and provide that the lessor and/or sublessor relinquishes to Franchisor, on any termination or expiration (without renewal) of this Agreement, any lien or other ownership interest, whether by operation of law or otherwise, in and to any tangible property, including any outdoor sign, that embodies any of the Marks; and (e) require that the lessor and/or sublessor acknowledges that Franchisor has no liability or obligation whatsoever under the lease or sublease until and unless Franchisor assumes the lease or sublease on termination or expiration of this Agreement.

Franchisee may not execute a lease, sublease or purchase contract pertaining to the Site for the FACILITY or any modification thereof without Franchisor’s approval. Franchisor’s approval of the lease, sublease or purchase contract does not constitute a warranty or representation of any kind, express or implied, as to its fairness or suitability or as to Franchisee’s ability to comply with its terms. Franchisor does not, by virtue of approving the lease, sublease or purchase contract, assume any liability or responsibility to Franchisee or to any third parties. Franchisee must deliver a copy of the fully signed lease, sublease or purchase contract to Franchisor within five (5) days after its execution.

8.	FACILITY DEVELOPMENT

8.1	Franchisee is responsible for developing the FACILITY. Franchisee is obligated to have prepared all required construction plans and specifications to suit the shape and dimensions of the Site and to insure that such plans and specifications comply with all applicable state, federal, and local laws, codes, ordinances, regulations (including building codes, permit requirements, and regulations and the ADA or similar rules governing accommodations for persons with disabilities). Franchisee is obligated to submit construction plans and specifications to Franchisor for approval before construction of the FACILITY is commenced and, at Franchisor’s request, to submit all revised plans and specifications during the course of such construction with “as built” plans to be provided upon completion. Franchisor may be willing to assist Franchisee in developing the FACILITY by recommending engineers and architects and otherwise furnishing information to assist Franchisee in developing the FACILITY in accordance with Franchisor’s specifications.

8.2	Franchisee agrees, at its own expense, to do the following with respect to developing the FACILITY at the Site:

(a) secure all financing required to develop and operate the FACILITY;

(b) obtain all building, utility, sign, health, sanitation, business and other permits and licenses required to construct and operate the FACILITY;

(c) construct all required improvements to the Site and decorate the FACILITY in compliance with plans and specifications and designs Franchisor has approved;

(d) purchase or lease and install all required equipment, fixtures, furnishings, and signs required for the FACILITY; and

(e) purchase an opening inventory of authorized and approved materials and supplies, certain of which items must be purchased from Franchisor, its Affiliates, or suppliers designated by Franchisor, all as described in the System Standards Manuals.

8.3	Franchisee acknowledges that Franchisor is not responsible for, and shall have no liability for, the architecture, design, engineering, or construction of the FACILITY, for the FACILITY’s compliance with any federal, state, or local law (including the ADA and any other federal, state or local law or ordinance regulating standards for access to, use of the, or modification of buildings for and by persons who are protected by law by virtue of such disability or whose disabilities are otherwise recognized by law), for any errors, omissions or discrepancies of any nature in any drawings or specifications with respect to the FACILITY, or for any other matter relating to the development, use or operation of the FACILITY, even if Franchisor assists in the development of the FACILITY.

9.	BUILDING, EQUIPMENT, FIXTURES, FURNISHINGS, SIGNS AND SUPPLIES

9.1	Franchisee acknowledges that the Products, Marks, and System have established significant prestige and goodwill and are well-recognized in the mind of the public and the trade. In order to preserve such prestige and goodwill, Franchisee understands and agrees that it is necessary and appropriate for Franchisor to closely control the supply chain for all equipment (including production equipment and fixtures, cash register, POS system and computer), fixtures, furnishings, signs, delivery vehicles, raw materials (including doughnut mixes and coffee beans), supplies, and any other items used or useful in developing or operating the FACILITY or producing, marketing, or selling the Products or other goods Franchisor requires Franchisee to sell.

9.2	Franchisee agrees to use in developing and operating the FACILITY (and producing, marketing, and selling the Products and other goods Franchisor requires Franchisee to sell) only the equipment, fixtures, furnishings, signs, delivery vehicles, raw materials, supplies, cash register, POS system, and computers and other items that Franchisor has approved from time to time for Franchisee to use in conjunction with the FACILITY as meeting its specifications and standards for quality, design, appearance, function and performance in accordance with the System Standards. Any deviation from Franchisor’s mandatory specifications and standards as prescribed by the System Standards must receive prior written approval from Franchisor. Approval of any item for use by Franchisor, its Affiliates, or other developers or franchisees will not be construed as approval of such item for Franchisee’s use.

9.3	Notwithstanding Section 9.2, Franchisor may require Franchisee to purchase any or all of the equipment, fixtures, furnishings, signs, delivery vehicles, raw materials, supplies, and other items for the FACILITY directly from Franchisor or its Affiliates or other suppliers it may designate from time to time. Franchisee agrees to purchase all such items from Franchisor, its Affiliates or designated suppliers, as Franchisor may require. Franchisee acknowledges and agrees that Franchisor, its Affiliates and designated suppliers have the right to profit from the sale of such items and that Franchisor does not act as agent, representative or in any other intermediary or fiduciary capacity for Franchisee in Franchisor’s relationship with any designated suppliers. Franchisee acknowledges and agrees that (a) Franchisor and/ or its Affiliates may receive payments, fees, commission or reimbursements from designated suppliers and third parties in respect to such purchases, (b) Franchisor and/or its Affiliates may have investments in designated suppliers, and (c) Franchisor and/or its Affiliates may profit from Franchisee’s purchases from designated suppliers. Franchisor, its Affiliates and designated suppliers shall not be liable for any delay in the delivery of ingredients as a result of any Force Majeure. Franchisor, its Affiliates and designated suppliers may establish policies and procedures from time to time for the allocation and distribution of items among Krispy Kreme Stores and Commissary Facilities.

9.4	All equipment (including production equipment), fixtures, furnishings, raw materials (including doughnut mixes and coffee beans) that Franchisee purchases from Franchisor, its Affiliates or designated suppliers shall be at such prices and on such purchase terms (including credit, such as COD, and shipping) and conditions as Franchisor, its Affiliates or designated suppliers may determine from time to time. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY PURCHASE ORDER ISSUED BY FRANCHISOR OR ITS AFFILIATES OR DESIGNATED SUPPLIERS, NEITHER FRANCHISOR, ANY OF ITS AFFILIATES NOR ANY DESIGNATED SUPPLIER MAKES ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR OTHERWISE WITH RESPECT ANY ITEMS FRANCHISEE IS REQUIRED TO PURCHASE FROM ANY OF THEM. NEITHER FRANCHISOR, ANY OF ITS AFFILIATES NOR ANY DESIGNATED SUPPLIER WILL HAVE ANY LIABILITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY SUCH ITEMS, INCLUDING FRANCHISEE’S PURCHASE, USE OR RESALE OF ANY SUCH ITEMS.

9.5	In the event Franchisor does not require Franchisee to purchase a particular item from Franchisor, its Affiliates, or a designated supplier, Franchisee may purchase such item from a supplier Franchisor has approved. If Franchisee proposes to purchase any such item from any supplier who is not then approved by Franchisor, Franchisee and the proposed supplier must submit to Franchisor all information that Franchisor may request in order to determine whether to approve the supplier. Franchisor will have the unconditional right to approve or disapprove any proposed supplier, and Franchisor may approve a supplier conditionally. Within one thirty (30) days after Franchisor receives all requested information, Franchisor will communicate to Franchisee in writing Franchisor’s decision to approve or disapprove Franchisee’s proposed supplier. Franchisor will evaluate proposed suppliers on their ability to comply with applicable standards, specifications and procedures, and Franchisor will only approve those proposed suppliers that meet Franchisor’s high standards. Franchisor may disapprove any supplier who Franchisor previously approved, and Franchisee may not, after receipt of notice of disapproval, reorder from any supplier Franchisor has disapproved. Franchisor may prescribe procedures for the submission of requests for approval and impose obligations on approved suppliers, which will be incorporated in a written license agreement with the supplier. Franchisor may obtain from Franchisee and/or such approved suppliers reimbursement of Franchisor’s reasonable costs and expenses incurred in connection with the approval process of the supplier’s compliance with Franchisor’s requirements. Franchisee acknowledges and agrees that Franchisor does not act as agent, representative or in any other intermediary or fiduciary capacity for Franchisee in Franchisor’s relationship with approved suppliers. Franchisor may impose limits on the number of approved suppliers. Franchisor has the right to monitor the quality of services provided by approved suppliers in a manner Franchisor deems appropriate and may terminate any approved supplier that does not meet Franchisor’s quality standards and specifications, as may be in effect from time to time.

9.6	Franchisee agrees to place or display at the Sites (interior and exterior) only such signs, emblems, lettering, logos, and display materials that Franchisor approves from time to time.

10.	COMPUTER SYSTEM

10.1	Franchisee agrees to use in the development and operation of the FACILITY the POS, cash register/ computer terminals and operating software (“Computer System”) that Franchisor specifies from time to time. Franchisee agrees to install and use at the FACILITY the Computer System that Franchisor specifies from time to time and to transmit to Franchisor (and otherwise permit Franchisor to collect) in the form and at frequencies it specifies from time to time, electronic information from the Computer System. Franchisee also agrees to identify Product categories and other items in the Computer System in a form that Franchisor specifies. Franchisee agrees to install and maintain at the FACILITY a DSL or cable modem, or similar means of networking, and dedicated line that Franchisor may use to access sales information and other data on the Computer System. Franchisee is responsible for maintaining a secure network environment consistent with this Agreement and all applicable legal requirements.

10.2	Franchisee acknowledges that Franchisor has developed specifications for certain components of the Computer System and may modify such specifications and the components of the Computer System from time to time. As part of the Computer System, Franchisor may require Franchisee to obtain specified computer hardware and/or software, including a license to use proprietary software developed by Franchisor or others. Franchisor’s modification of such specifications for the components of the Computer System may require Franchisee to incur costs to purchase, lease and/or license new or modified computer hardware and/or software and to obtain service and support for the Computer System during the term of this Agreement. Franchisee acknowledges that Franchisor cannot estimate the future costs of the Computer System (or additions or modifications thereto) and that the cost to Franchisee of obtaining the Computer System (including software licenses) (or additions or modification thereto) may not be fully amortizable over the remaining term of this Agreement. Within sixty (60) days after Franchisee receives notice from Franchisor, Franchisee agrees to obtain the components of the Computer System that Franchisor designates and requires.

10.3	Franchisee further acknowledges and agrees that Franchisor has the right to charge a reasonable systems fee for software or systems, modifications and enhancements specifically made for Franchisor that are licensed to Franchisee and other maintenance and support services that Franchisor or its Affiliates furnish to Franchisee related to the Computer System.

11.	FACILITY OPENING

11.1	Franchisee agrees not to open the FACILITY for business until:

(a) Franchisor approves the FACILITY and site plan as developed in accordance with Franchisor’s specifications and System Standards;

(b) All required training has been completed to Franchisor’s satisfaction;

(c) Franchisee is in compliance with all Franchise Agreements, Development Agreements, and Commissary Facility Agreements, including the payment of all amounts then due to Franchisor;

(d) Franchisor has been furnished with copies of all insurance policies required by this Agreement, or such other evidence of insurance coverage and payment of premiums as Franchisor requests or accepts; and

(e) Other items which Franchisor may reasonably require have been furnished to Franchisor.

11.2	Franchisee must properly staff the FACILITY prior to opening. Franchisor will supply at no charge an operating team that will assist Franchisee for a minimum of seven (7) days in the opening of the FACILITY. However, if Franchisee is developing several Krispy Kreme Stores or Commissary Facilities pursuant to a Development Agreement, this team will be made available at no charge for the first Krispy Kreme Store or Commissary Facility, one-half of a team will be made available at no charge for the second Krispy Kreme Store or Commissary Facility, a field consultant will be made available at no charge for the third Krispy Kreme Store or Commissary Facility and a field consultant may or may not be made available at no charge for any subsequent Krispy Kreme Stores or Commissary Facilities, at Franchisor’s sole discretion. “No charge” means Franchisor will be responsible for the team’s travel, room and board, and salaries, but Franchisee will be responsible for all other charges or expenses.

12.	CAPITAL IMPROVEMENTS

12.1	In addition to the requirements of Section 10 pertaining to the Computer System, Franchisor may, from time to time, require Franchisee to make certain capital improvements with respect to developing or operating the FACILITY, including: (a) the acquisition of new equipment (whether for the Products or other goods Franchisor requires Franchisee to sell or otherwise), fixtures, furnishings, signs, delivery vehicles, or other fixed assets; (b) periodic remodeling; and (c) replacement of obsolete or worn-out improvements, equipment, fixtures, furnishings, signs, delivery vehicles, or other fixed assets (“Capital Improvements”). Franchisee agrees to make such Capital Improvements as Franchisor may specify from time to time in Franchisor’s sole discretion. Franchisee agrees not to make any modifications to any required Capital Improvements without Franchisor’s prior written approval. Franchisee further agrees that all intellectual property rights to any such Capital Improvements, if applicable, will be the exclusive property of Franchisor or its Affiliates.

13.	ROYALTIES

13.1	[THIS SECTION HAS BEEN INTENTIONALLY DELETED]

13.2	On or before the Payment Day each Week, Franchisee will pay Franchisor an amount equal to the following percentage of Net Sales (“Royalties”) for the preceding Week: three and one-half percent (3½%) of Net Sales incurred during 2008; two and one-half percent (2½%) of Net Sales incurred during 2009; and one percent (1%) of Net Sales incurred during 2010 and thereafter. On or before the Reporting Day each Week, Franchisee will report to Franchisor, in the form it may require from time to time, the true and correct Net Sales of the FACILITY for the preceding Week.

13.3	Franchisee agrees to give Franchisor authorization, in the form that Franchisor designates from time to time (the current from is attached as Exhibit D), for direct debits from, or credits to, the Account. Franchisee shall not close the Account (or allow the Account to be closed) without first opening and notifying Franchisor of an alternate Account, nor shall Franchisee terminate any direct debit authorization from the Account without a replacement authorization approved by Franchisor. Franchisee hereby authorizes Franchisor to initiate debit entries and/or credit entries to the Account for payments of Royalties and other amounts payable under this Agreement, including purchases for production equipment, fixtures, furnishings, doughnut mixes and other ingredients, packaging and all supplies purchased from Franchisor and any interest charges due thereon. Franchisee agrees to make the funds available in the Account for withdrawal no later than the due date for payment. The amount actually transferred from the Account to pay Royalties will be based on the FACILITY’s Net Sales reported to Franchisor or determined by Franchisor from the records contained in the cash register/computer terminals of the FACILITY. If Franchisee has not reported Net Sales of the FACILITY to Franchisor for any reporting period as required above, Franchisee hereby authorizes Franchisor to debit the Account in an estimated amount based on prior reports of Net Sales.

13.4	If at any time Franchisor determines that Franchisee has under-reported the Net Sales of the FACILITY, or underpaid Royalties or any other amounts due to Franchisor under this Agreement, Franchisee hereby authorizes Franchisor to initiate immediately a debit to the Account in the appropriate amount, including interest as provided for in this Agreement. Any overpayment will be credited to the Account through a credit effective as of the first reporting date after Franchisor and Franchisee determine that such credit is due.

13.5	All amounts that Franchisee owes Franchisor will bear interest after their due date at the rate of one and one-half percent (1.5%) per month or the highest contract rate of interest permitted by law, whichever is less. Franchisee acknowledges that this Section does not constitute Franchisor’s agreement to accept any payments after they are due or Franchisor’s commitment to extend credit to, or otherwise finance Franchisee’s operation of, the FACILITY. Franchisee’s failure to pay all amounts when due constitutes a material breach and grounds for termination of this Agreement, as provided in Section 26 hereof, notwithstanding the provisions of this Section 13.5.

13.6	Notwithstanding any designation Franchisee might make, Franchisor has sole discretion to apply any of Franchisee’s payments to any of its past due indebtedness to Franchisor in any sequence. Franchisee acknowledges and agrees that Franchisee has no right to set off any amounts that Franchisee claims Franchisor owes Franchisee against Royalties, Brand Fund contributions, payments for purchases, or any other amounts Franchisee owes Franchisor under this Agreement or otherwise.

14.	TRAINING AND GUIDANCE

14.1	Before the FACILITY begins operating, Franchisor will furnish training on the operation of a Commissary Facility as follows. Franchisor will furnish a training program for up to two (2) FACILITY managers furnished at Franchisor’s designated training facility and/or at an operating Commissary

Facility, at Franchisor’s discretion. The FACILITY managers are required to complete training to Franchisor’s satisfaction. Although Franchisor will furnish training to these managers of the FACILITY at no additional fee or other charge, Franchisee will be responsible for the managers’ wages, salaries, travel, room and board, and living expenses during training. Franchisee agrees to replace a manager immediately if Franchisor determines that he or she is not qualified to serve in this capacity at the FACILITY. Franchisor will furnish the same training program to one (1) additional manager of the FACILITY per year that Franchisee hires after the FACILITY is open, without fee or other charge, subject to the schedules for the training program in effect from time to time. Franchisee will be responsible for the managers’ wages, salaries, travel, room and board, and living expenses during training.

14.2	Franchisor may require managers of the FACILITY to attend and successfully complete periodic or additional training programs, and Franchisor may also offer optional training programs. Except as provided in Section 14.1, Franchisor has the right to charge reasonable fees for providing any such initial, periodic or additional training programs. Franchisee will be responsible for the managers’ wages, salaries, travel, room and board, and living expenses during incurred by Franchisee and Franchisee’s personnel in attending any training programs. Franchisee shall immediately replace any managers who fail to successfully complete any training program.

14.3	Franchisor will furnish Franchisee periodic guidance with respect to the System, including improvements and changes to the System. Such guidance, at Franchisor’s discretion, will be furnished in the form of the System Standards Manuals, bulletins and other written materials, consultations by telephone or in person at Franchisor’s offices or at the FACILITY, or by any other means of communications. At Franchisee’s request, Franchisor may provide special assistance for which Franchisee will be required to pay the fees and charges Franchisor may establish from time to time. If Franchisee requests or Franchisor requires additional or special training for Franchisee’s employees, all of the expenses that Franchisor incurs in connection with such training, including per diem charges and travel and living expenses for Franchisor’s personnel, will be Franchisee’s responsibility.

15.	SYSTEM STANDARDS

15.1	Franchisor will loan Franchisee one (1) copy of its System Standards Manuals solely for use in operating the FACILITY during the Term. The System Standards Manuals at all times will remain Franchisor’s property, and they are protected by copyright. Franchisee will keep its copy of the System Standards Manuals current and in a secure location at the FACILITY and shall return them to Franchisor immediately upon request, upon termination, or expiration of this Agreement or upon any Transfer. If any copies of the System Standards Manuals in Franchisee’s possession are lost, destroyed or significantly damaged, Franchisee will obtain a replacement copy at Franchisor’s then applicable charge. Franchisee may not at any time copy, duplicate, record, or otherwise reproduce any part of the System Standards Manuals or allow any unauthorized persons access to any System Standards Manuals, including those that are made available electronically, nor may Franchisee post all or any part of the System Standards Manuals on any limited access intranet sites without Franchisor’s approval. Franchisee may not distribute any part of the System Standards Manuals and may not disclose any part of the System Standards Manuals to any person, other than its employees who have a need to know the contents of the System Standards Manuals in order to perform their jobs.

15.2	During the Term, Franchisee will comply with all of the System Standards and other requirements contained in System Standards Manuals, in addition to all applicable laws, regulations, rules, by-laws, orders and ordinances in connection with its operation of the FACILITY. In the event of a dispute relating to the contents of the System Standards Manuals, the master copy of the System Standards Manuals maintained by Franchisor at its principal office is controlling. Franchisor may at any time and from time to time change the System Standards Manuals to reflect changes in System Standards.

15.3	To determine whether Franchisee is in compliance with this Agreement and all System Standards, Franchisor and/or Franchisor’s agents have the right at any time during regular business hours, and without prior notice to Franchisee, to: (a) inspect the FACILITY; (b) observe, photograph and videotape the operations of the FACILITY; (c) remove samples of any Products, materials or supplies for testing and analysis; (d) interview personnel of the FACILITY; (e) interview customers of the FACILITY and to require Franchisee to present to Franchisee customers any evaluation forms periodically prescribed by Franchisor and to participate in and/or request its customers to participate in any surveys performed by or on behalf of Franchisor; and (f) inspect and copy any books, records and documents relating to the operation of the FACILITY.

16.	MARKS

16.1	Franchisee acknowledges that HDN Development Corporation is the Owner of the Marks and that Franchisor has the right to sublicense the use of the Marks. Franchisee further acknowledges that Franchisee’s right to use the Marks is derived solely from this Agreement and is limited to the performance of Franchisee’s responsibilities and obligations hereunder in accordance with the terms hereof. Franchisee acknowledges that its unauthorized use of any of the Marks will constitute a material breach of this Agreement, warranting immediate termination of this Agreement by Franchisor at Franchisor’s election. Franchisee acknowledges and agrees that its usage of the Marks and any goodwill established thereby shall inure solely to the benefit of the Owner of the Marks and that this Agreement does not confer any goodwill or other interests in any of the Marks upon Franchisee or Franchisee’s Owners (other than the rights specifically granted by this Agreement). All provisions of this Agreement applicable to the Marks apply to any additional trademarks, service marks, logos, trade dress and commercial symbols Franchisor authorizes Franchisee to use. Franchisee may not at any time during or after the Term contest, or assist any other person in contesting, the validity or ownership of any of the Marks.

16.2	Franchisee shall use the Marks as the sole brand and other source identifier of the FACILITY, provided Franchisee shall identify itself as the independent owner and operator of the FACILITY in the manner Franchisor prescribes. Franchisee shall use the Marks only as Franchisor prescribes or allows in writing, whether in connection with the sale of Products and the operation of the FACILITY, or otherwise.

16.3	Franchisee and Franchisee’s Owners, affiliates and agents may not: (a) challenge the validity of any of the Marks or any registration or application for registration therefore, or attempt to claim ownership of or to register anywhere any of the Marks or any derivation or colorable imitation thereof; (b) attempt to claim ownership of or to register anywhere any trademark, service mark, trade name, or trade dress confusingly similar to any of the Marks; (c) use any of the Marks or any other trademark or trade dress confusingly similar thereto in any manner that would jeopardize or Franchisor’s rights in the Marks; or (d) do any act that would invalidate registration for any of the Marks. Franchisee may not use any of the Marks as part of any corporate or legal business name or with any prefix, suffix or other modifying words, terms, designs or symbols (other than logos licensed to Franchisee hereunder), or in any modified form, nor may Franchisee use any of the Marks in connection with the performance or sale of any unauthorized products or services or in any other manner Franchisor has not expressly authorized in writing. Franchisee agrees to display the Marks prominently in the manner Franchisor prescribes, including at the FACILITY, on packaging and serving materials that Franchisor designates and in connection with forms and advertising and marketing materials. Franchisee agrees to give such notices of trademark and service mark registrations and such other trademark and service mark notices as Franchisor specifies and to obtain any fictitious or assumed name registrations required under applicable law.

16.4	Franchisee agrees to notify Franchisor immediately of any apparent infringement of, or challenge to, any of the Marks, or of any claim by any Person of any rights in any of the Marks, and Franchisee agrees not to communicate with any Person other than Franchisor, Franchisor’s attorneys and Franchisee’s attorneys in connection with any such apparent infringement, challenge or claim. Franchisor has sole discretion to take such action as Franchisor deems appropriate and the right to control exclusively any litigation, U.S. Patent and Trademark Office proceeding or any other proceeding arising out of any such apparent infringement, challenge or claim or otherwise relating to any of the Marks, including the exclusive right to utilize counsel of Franchisor’s choice to prosecute or defend any such litigation or proceeding. Any award recovered in any such action or proceeding shall belong exclusively to Franchisor, or, as appropriate, Franchisor’s Affiliates. Franchisee agrees to sign any and all instruments and documents, render such assistance and do such acts and things as, in the opinion of Franchisor and/or Franchisor’s attorneys, may be necessary or advisable to protect and maintain Franchisor’s interests in any litigation or U.S. Patent and Trademark Office proceeding or other proceeding or otherwise to protect and maintain Franchisor’s interests in the Marks.

16.5	Franchisee may not register, or attempt to register, any of the Marks as part of any Internet domain name or URL, and may neither display nor use any of the Marks or other of Franchisor’s or its Affiliates’ intellectual property in connection with, or associate the System with (through a link or otherwise) any website advertising, address or listing on the World Wide Web or any other portion of the Internet without Franchisor’s prior written consent.

16.6	Franchisee may not use any of the Marks to incur any obligation or indebtedness on behalf of Franchisor or its Affiliates.

16.7	Franchisee hereby assigns to Franchisor all tangible media of expression derived from any of the Marks, and agrees to execute such further assignments as Franchisor may request. Franchisee shall take all actions and sign all documents necessary to give effect to the purpose and intent of this Section 16. Franchisee irrevocably appoints Franchisor as the true and lawful attorney-in-fact for Franchisee and authorizes Franchisor to take such actions and to execute, acknowledge and deliver all such documents as may from time to time be necessary to convey to Franchisor all rights granted by this Agreement.

16.8	Franchisor may, in its sole discretion, modify or discontinue the use of any of the Marks and/or to use one or more additional or substitute trademarks or service marks. Franchisee agrees to comply with Franchisor’s directions with regard to such modification, discontinuance, addition, or substitution of use of any Mark. Franchisor will not be obligated to reimburse Franchisee for any expense or loss of revenue related thereto.

16.9	Franchisee acknowledges that the Marks have established prestige and goodwill and are well recognized in the mind of the public and the trade, and that it is of great importance to Franchisor that the high standards and reputation symbolized by the Marks be maintained in the manufacture, marketing, and sale of the various Products and other authorized goods bearing and services utilizing the Marks. Accordingly, all items of Products manufactured, marketed, or sold, and services rendered, by Franchisee pursuant to this Agreement shall be of high quality as determined by Franchisor in its sole discretion. They shall be suitable for the exploitation of the Marks to the best advantage and the protection and enhancement of the Marks and the goodwill associated therewith. Franchisor shall have the right to, and shall, exercise quality control over Franchisee’s use of the Marks to the degree reasonably necessary to maintain the validity thereof and to protect the goodwill associated therewith, including but not limited to the right to inspect and monitor Franchisee’s use of the Marks in any manner and time prescribed by Franchisor.

17.	CONFIDENTIAL INFORMATION

17.1	Franchisor will disclose to Franchisee such parts of the Confidential Information as Franchisor deems necessary or advisable from time to time for the performance of Franchisee’s obligations under this Agreement. Franchisee acknowledges and agrees that Franchisee and its Owners and Affiliates will not acquire any interest in or right to use the Confidential Information, other than the right to use it in the performance of Franchisee’s obligations under this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with Franchisor and with other developers and Franchisees of Krispy Kreme Stores. Franchisee agrees to disclose the Confidential Information to Franchisee’s Owners and to Franchisee’s employees only to the extent reasonably necessary for the performance of Franchisee obligations under this Agreement. Franchisee’s Owners must execute the form of Investor Personal Covenants Regarding Confidentiality, Non-Competition and Non-Solicitation attached hereto as Exhibit C.

17.2	Franchisee acknowledges and agrees that the Confidential Information is confidential, is Franchisor’s proprietary and valuable asset, includes trade secrets owned by Franchisor and Franchisor Affiliates and is disclosed to Franchisee solely on the condition that Franchisee, Franchisee’s Owners and employees who have access to the Confidential Information agree, and Franchisee agrees that, during and after the Term, Franchisee, Franchisee’s Owners, Franchisee’s Affiliates and Franchisee’s employees:

	(a)	will not use Confidential Information in any other business or capacity;

	(b)	will maintain the absolute confidentiality of Confidential Information during and after the Term;

	(c)	will not make unauthorized copies of any portion of Confidential Information whether through electronic media, writings, or other tangible or intangible means of expression; and

	(d)	will adopt and implement all reasonable procedures that Franchisor prescribes from time to time to prevent unauthorized use or disclosure of Confidential Information, including restrictions on disclosure thereof to FACILITY personnel and others.

Without limiting the foregoing, Franchisee, and each of its Owners, as applicable, each (i) acknowledge the possibility that they may gain access to Franchisor’s material non-public information and/or that of Franchisor’s parent company, Krispy Kreme Doughnuts, Inc. (“KKDI”), and that the securities laws prohibit trading in KKDI securities while in possession of such information, and (ii) agree to refrain from trading in KKDI securities in violation of such laws.

17.3	Notwithstanding anything to the contrary contained in this Agreement and provided Franchisee has obtained Franchisor’s prior written consent, the restrictions on Franchisee disclosure and use of the Confidential Information will not apply to the following:

	(a)	information, methods, procedures, techniques and knowledge which are or become generally known in the food service business, other than through disclosure (whether deliberate or inadvertent) by Franchisee, Franchisee’s Owners, agents, or employees; and

	(b)	the disclosure of the Confidential Information in judicial, arbitration or administrative proceedings to the extent that Franchisee is legally compelled to disclose such information, provided Franchisee has notified Franchisor prior to such disclosure and has used Franchisee’s best efforts to obtain, and has afforded Franchisor sufficient opportunity to seek an appropriate protective order and obtain, assurances satisfactory to Franchisor of confidential treatment for the information required to be so disclosed.

18.	PATENTS AND INVENTIONS

18.1	Franchisor and/or its Affiliates have obtained certain patent protection and may seek additional patent protections for other aspects of the System, the Products, and/or other technology related to the development and operation of Krispy Kreme Stores and Commissary Facilities and the production, marketing, and sale of the Products, or otherwise, including all improvements thereto. Nothing in this Agreement shall be construed as transferring ownership of any patents or patent applications from Franchisor or its Affiliates to Franchisee. Nothing in this Agreement shall be construed as transferring the right to sublicense any patents or patent applications from Franchisor or its Affiliates to Franchisee.

18.2	Franchisee agrees to promptly disclose to Franchisor and/or its Affiliates, and Franchisee agrees not to disclose to any other Person or permit any other Person to use (absent Franchisor’s prior written consent), any and all inventions (which term “inventions” includes any invention, idea, concept, method, technique, material, design, discovery, know-how, development, improvement, product, process, or innovation), including all improvements thereto, which are developed by Franchisee, Franchisee’s Owners, or Franchisee’s Affiliates, whether or not constituting protectable intellectual property, which are in any way related to the System, the Products, the development or operation of Krispy Kreme Stores or Commissary Facilities, or the production, marketing, or sale of the Products.

18.3	Franchisee hereby agrees to assign, and does assign, to Franchisor and/or the Affiliates Franchisor designates all right, title, and interest in any invention, patent application, or patent conceived of or reduced to practice which is in any way related to the System, the Products, the development or operation of Krispy Kreme Stores or Commissary Facilities, or the production, marketing, or sale of the Products. Franchisor will have no obligation to make payments to Franchisee or any other Person with respect to any such assignments. Franchisee agrees that all such inventions, patent applications, and patents referenced above shall belong to Franchisor and/or Franchisor’s Affiliates, and that all right, title, and interest therein shall be the sole and exclusive property of Franchisor and/or Franchisor’s Affiliates, except that Franchisee shall be entitled to use all such inventions without charge by Franchisor in connection with this Agreement for the Term.

18.4	Franchisee agrees to assist Franchisor and/or Franchisor’s Affiliates in the evaluation and documentation of any such inventions, patent applications, and patents referred to above. Franchisee also agrees to assist Franchisor and/or Franchisor’s Affiliates in the documentation of such assignment in any way necessary to transfer such interest to Franchisor and/or Franchisor’s Affiliates. Franchisee also agrees to assist Franchisor and/or Franchisor’s Affiliates in obtaining and maintaining such interest, including signing any declaration, patent application, assignment of rights, power of attorney, or other documents in such form and substance as Franchisor may require related to such invention or interest. Franchisee further agrees to assist Franchisor and/or Franchisor’s Affiliates in the protection and enforcement of any such interest, including testifying in any court action brought to enforce, protect, or defend such interest or invention.

19.	WORKS OF AUTHORSHIP AND COPYRIGHTS

19.1	Franchisee agrees that all works (defined herein as including works of authorship, works in any tangible medium, writings, documents, and computer programs) authored, made, or produced by Franchisee, Franchisee’s Owners, or Franchisee’s Affiliates that are in any way related to the System, the Products, the development or operation of Krispy Kreme Stores or Commissary Facilities, or the production, marketing, or sale of the Products, whether or not such works are copyrightable, are “works-made-for-hire” and that Franchisee will not have, under this Agreement or otherwise, any right, title, or interest of any kind or nature in and to such works, and that all rights therein are the sole and exclusive property of Franchisor and/or its Affiliates.

19.2	If any portion of any work described above is not considered a work-made-for-hire for Franchisor or its Affiliates, Franchisee hereby agrees to assign, and does assign, to Franchisor and/or the Affiliates Franchisor designates, all right, title, and interest in any work authored, made, or produced by Franchisee or its Owners or Affiliates (whether alone or in conjunction with one or more other persons) in the course of involvement with Franchisor under this Agreement or otherwise relating to the System, the Products, the Marks, the development or operation of Krispy Kreme Stores or Commissary Facilities, or the production, marketing, or sale of the Products. Franchisor will have no obligation to make payments to Franchisee or any other Person with respect to any such assignment. Franchisee agrees that all such works referenced above shall belong to Franchisor and/or its Affiliates, and that all right, title, and interest therein, including any copyrights, shall be the sole and exclusive property of Franchisor and/or its Affiliates, except that Franchisee shall be entitled to use all such works at the FACILITY (if authorized by Franchisor) without charge by Franchisor.

19.3	Franchisee agrees to assist Franchisor in the evaluation, documentation, and registration of any such work described above. Franchisee also agrees to assist Franchisor in the documentation of such assignment in any way necessary to transfer such interest to Franchisor or its Affiliates. Franchisee also agrees to assist Franchisor in obtaining and maintaining such interest, including signing any assignment of rights, copyright application, power of attorney, or other document in such form and substance as Franchisor may require related to such work or interest. Franchisee further agrees to assist Franchisor in the protection and enforcement of any such interest, including testifying in any court action brought to enforce, protect, or defend such work.

20.	EXCLUSIVE RELATIONSHIP

20.1	Franchisee acknowledges and agrees that Franchisor would be unable to (a) protect the Confidential Information against unauthorized use or disclosure; (b) preserve the prestige, integrity, and goodwill of the Products, Marks, and System; or (c) encourage the free exchange of ideas and information among Krispy Kreme Stores and Commissary Facilities if franchisees and owners of Krispy Kreme Stores and Commissary Facilities or their owners were permitted to engage in or benefit from certain competitive activities. Franchisee also acknowledges that Franchisor has granted the franchise rights to Franchisee in consideration of and reliance on Franchisee’s agreement that Franchisee and its Owners will deal exclusively with Franchisor. Therefore, except as expressly authorized by this Agreement or another written agreement with Franchisor, Franchisee agrees that during the term of this Agreement, without Franchisor’s prior written consent, neither Franchisee, nor any other Restricted Person will:

	(i)	have any Ownership Interest in a Competitive Business;

	(ii)	perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business;

	(iii)	perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business, where such services (A) are substantially similar to those provided to Franchisor or Franchisor Affiliates by Franchisee or the respective Restricted Person; or (B) create a relationship between Franchisee or the Restricted Person and such Competitive Business in which Franchisee or the Restricted Person could be reasonably expected to benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any material Confidential Information to such Competitive Business;

	(iv)	recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility, or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Franchisee to hire any such Person, then Franchisee agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

	(v)	induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility as the case may be.

20.2	At all times during the Term, Franchisee will designate a Managing Director of its business pursuant to this Agreement who shall complete Franchisor’s mandatory training program to Franchisor’s satisfaction. The initial Managing Director is identified in the Basic Terms. The Managing Director will use his or her full-time efforts to fulfill Franchisee’s obligations under this Agreement and under Franchise Agreements and any other Commissary Facility Agreements, and will not directly or indirectly engage in any other business or activity that requires any significant management responsibility or time commitments, or that otherwise conflicts with Franchisee’s obligations under this Agreement. If the Managing Director is terminated in that role, or if the Managing Director does not carry out his or her responsibilities or otherwise perform in accordance with this Agreement, Franchisee will promptly designate a replacement, and each such replacement shall complete Franchisor’s mandatory training program to Franchisor’s satisfaction.

21.	COMPLIANCE WITH LAW

21.1	In operating the FACILITY, Franchisee agrees to comply with all laws, including, but not limited to, all federal, state, and local laws, rules, regulations, ordinances, court orders, and decrees. Franchisee agrees that its failure to comply with these laws is a material breach and grounds for termination of this Agreement.

21.2	Franchisee and Franchisee’s Principal Owners represent and warrant to Franchisor that neither Franchisee nor any Principal Owner is identified, either by name or an alias, pseudonym or nickname, on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U.S. Treasury Department’s Office of Foreign Assets Control. Further, Franchisee and Franchisee’s Principal Owners represent and warrant that neither has violated and agree that neither will violate any law (in effect now or which may become effective in the future) prohibiting corrupt business practices, money laundering or the aid or support of persons or entities who conspire to commit acts of terror against any person or government, including acts prohibited by the U.S. Patriot Act, U.S. Executive Order 13244, or similar law.

22.	MARKETING AND ADVERTISING

22.1	Franchisor has established a fund (the “Brand Fund”) for the creation, production and/or implementation of advertising, promotional, marketing, and public relations programs and materials Franchisor deems appropriate. Franchisee agrees to contribute to the Brand Fund amounts (as determined by Franchisor from time to time) not more than one percent (1%) of the Net Sales of the FACILITY, payable by electronic funds transfer in the same manner as the Royalties. Krispy Kreme Stores and Commissary Facilities located in the U.S. and owned or operated by Franchisor shall contribute to the Brand Fund at least on the same basis.

22.2	Franchisor will direct all programs funded by the Brand Fund. Periodically, Franchisor may give Franchisee, at no cost, samples of advertising, marketing, and promotional formats and materials produced and funded by the Brand Fund. Franchisee may purchase additional copies of these materials at cost.

22.3	The Brand Fund will be accounted for separately from Franchisor’s other funds and will not be used to defray any of its general operating expenses, except for reasonable salaries, administrative costs and overhead Franchisor may incur in activities related to the administration of the Brand Fund and its programs, including conducting market research, preparing advertising and marketing materials and collecting and accounting for contributions to the Brand Fund. Franchisor may spend in any fiscal year an amount greater or less than the aggregate contributions of all Krispy Kreme Stores and Commissary Facilities to the Brand Fund in that year, and the Brand Fund may borrow from Franchisor or other lenders to cover deficits in the Brand Fund or cause the Brand Fund to invest any surplus for future use by the Brand Fund.

22.4	Franchisor will prepare annually a statement of monies collected and costs incurred by the Brand Fund and furnish Franchisee a copy upon Franchisee’s written request. Except as otherwise expressly provided in this Section 22, Franchisor assumes no direct or indirect liability or obligation with respect to the maintenance, direction or administration of the Brand Fund. Franchisor does not act as trustee or in any other fiduciary capacity with respect to the Brand Fund.

22.5	Franchisor may operate the Brand Fund through a separate entity whenever it deems appropriate. The successor entity will have all of the rights and duties specified in Sections 22.1 through 22.8.

22.6	Franchisor cannot ensure that Brand Fund expenditures in or affecting any geographic area are proportionate or equivalent to Brand Fund contributions by contributors operating in that geographic area or that any contributor benefits directly or in proportion to its Brand Fund contribution.

22.7	Franchisor has the right, but no obligation, to use collection agents and institute legal proceedings to collect Brand Fund contributions at the Brand Fund’s expense. Franchisor may also forgive, waive, settle and compromise any and all claims for contributions to the Brand Fund. Except as expressly provided in Sections 22.1 through 22.8, Franchisor assumes no direct or indirect liability or obligation to Franchisee for collecting amounts due to, maintaining, directing or administering the Brand Fund.

22.8	Franchisor may at any time defer or reduce the Brand Fund contributions of one or more franchisees and, upon thirty (30) days’ prior written notice to Franchisee, reduce or suspend Brand Fund contributions and operations for one or more periods of any length and terminate (and, if terminated, reinstate) the Brand

Fund. If Franchisor terminates the Brand Fund, it will distribute all unspent monies to its franchisees, and to Franchisor and its Affiliates, in proportion to their, and Franchisor’s, respective Brand Fund contributions during the preceding twelve (12) month period.

22.9	Franchisee will not execute or conduct any advertising or promotional activity in relation to the FACILITY or the System without Franchisor’s prior written approval. Franchisee must submit annual marketing plans to Franchisor in a form Franchisor specifies. Such annual marketing plans require Franchisor approval.

22.10	[THIS SECTION HAS BEEN INTENTIONALLY DELETED]

22.11	[THIS SECTION HAS BEEN INTENTIONALLY DELETED]

22.12	Before Franchisee uses any advertising, promotional or marketing materials that Franchisor has not prepared or previously approved, Franchisee must send samples of all such materials to Franchisor for approval. If Franchisee does not receive Franchisor’s written approval within thirty (30) days after Franchisor receives the materials, they are deemed approved. Franchisee may not use any advertising, promotional, or marketing materials that Franchisor has disapproved.

22.13	Franchisee agrees that any advertising, promotion and marketing it conducts will be completely clear and factual and not misleading and conform to the highest standards of ethical marketing and the promotion policies and System Standards that Franchisor prescribes from time to time.

22.14	At Franchisor’s option, Franchisor may establish one or more websites to advertise, market, and promote Krispy Kreme Stores, the Products, and/or the Krispy Kreme franchise system (each a “System Website”). If Franchisor establishes a System Website, Franchisor may require Franchisee to participate in such System Website by including information relating to the FACILITY. Franchisor will control website traffic and registration of additional domain names.

22.15	Franchisee may not develop, maintain, or authorize any other website that mentions or describes Franchisee or the FACILITY or that displays any of the Marks without obtaining written approval from Franchisor.

22.16	[THIS SECTION HAS BEEN INTENTIONALLY DELETED]

23.	ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS

23.1	Franchisee will, at Franchisee’s expense, retain all records relating to the development and operation of the FACILITY. All such records shall be kept at the premises of the FACILITY, unless Franchisor otherwise approves. Franchisee will furnish to Franchisor via the medium Franchisor prescribes from time to time, in a form consistent with its then-current accounting practices and procedures: (a) by each Reporting Day, reports of the FACILITY’s sales, distribution of Products (including number of units and Stores to which distributed), cost of goods sold, labor expense and number of transactions for the preceding Week; (b) within thirty (30) days after the end of each month, an operating income statement of Franchisee, the FACILITY, or both for such month and fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied; (c) within forty-five (45) days after the end of each fiscal quarter, a balance sheet and income statement of Franchisee, the FACILITY, or both for such quarter and fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied; (d) within one hundred twenty days (120) days after the end of Franchisee’s fiscal year, a balance sheet and an income statement for the FACILITY and/or Franchisee for such fiscal year (reflecting all year-end adjustments), and a statement of cash flow of the FACILITY, prepared in accordance with generally accepted accounting principles consistently applied; and (e) upon request by Franchisor, such other data, reports, information and supporting records as Franchisor may from time to time prescribe.

23.2	Franchisee agrees to maintain and to furnish to Franchisor, upon request, complete copies of all withholding, income, sales, value added, use and service tax returns filed by Franchisee reflecting activities of the FACILITY.

23.3	Franchisor has the right to (a) disclose data derived from all reports; (b) require Franchisee to have audited financial statements prepared on an annual basis; and (c) to access all cash registers/computer terminals and Franchisee’s Computer System and retrieve all information relating to the FACILITY, as often as it deems appropriate. Franchisee will take such action as may be necessary to provide such access to Franchisor. Furthermore, Franchisee will immediately report to Franchisor any events or developments which may have a significant or material adverse impact on the operation of the FACILITY, Franchisee’s performance under this Agreement, or the goodwill associated with the Marks and Krispy Kreme Stores. Franchisee will sign and verify as correct and complete each report and financial statement submitted by Franchisee in the manner prescribed by Franchisor.

23.4	Each year, Franchisor requires that Franchisee submit an annual business plan for Franchisor’s review. Further, Franchisor has the right to audit at any time during regular business hours, and without prior notice to Franchisee, to inspect and audit, or cause to be inspected and audited, the business, financial and tax records of the FACILITY and Franchisee. Franchisee will fully cooperate and cause its employees and agents to fully cooperate with Franchisor’s representatives and independent accountants hired by Franchisor to conduct any such inspection or audit. Franchisor’s right to audit includes the right to access the Computer System. In the event any such inspection or audit reveals an understatement of the Net Sales of the FACILITY, Franchisee will pay to Franchisor, within fifteen (15) days after receipt of the inspection or audit report, the Royalty payments and Brand Fund contributions due on the amount of such understatement, plus interest (at the rate and on the terms provided in this Agreement) from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by Franchisee’s failure to furnish timely any reports or supporting records required to be submitted under this Agreement or if an understatement of Net Sales for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), Franchisee will reimburse Franchisor for the cost of such inspection or audit, including legal fees, accountants’ fees and the travel expenses, room and board, per diem charges, and other associated expenses for Franchisor’s employees. The foregoing remedies are in addition to all other remedies and rights contained in this Agreement or under applicable law.

24.	TRANSFER

24.1	This Agreement is fully transferable by Franchisor (without any obligation to provide notice to Franchisee or obtain Franchisee’s consent) and will inure to the benefit of any assignee or other legal successor to Franchisor’s interests. Franchisee agrees that Franchisor will have the right, from time to time, to delegate the performance of any portion of or all of its obligations and duties under this Agreement or otherwise in connection with the System to designees, whether the same are Franchisor’s agents or independent contractors with which Franchisor has contracted to provide such services or perform such duties.

24.2	Franchisee’s rights and duties under this Agreement are personal to Franchisee, or if Franchisee is a business corporation, partnership, limited liability company or any other legal entity, its Owners. Accordingly, neither Franchisee nor any of its Owners may Transfer the Franchise without Franchisor’s prior approval and without complying with the terms and conditions of Section 24. Any Transfer without such approval or compliance constitutes a breach of this Agreement, and is void and of no force or effect. Notwithstanding the foregoing, Franchisee may not under any circumstances directly or indirectly subfranchise or sublicense any of its rights hereunder.

24.3	If Franchisor has not exercised its right of first refusal under Section 24.5, Franchisor will not unreasonably withhold its approval of a Transfer of the Franchise that meets all of the reasonable restrictions, requirements and conditions Franchisor imposes on the Transfer, the transferor(s) and/or the transferee(s) from time to time, which shall in any event include, the following:

(a)	Franchisee must be in Good Standing;

(b)	the proposed transferee and its owners (if the proposed transferee is a corporation, partnership, limited liability company or other legal entity) must provide Franchisor on a timely basis all information Franchisor requests, and must be individuals acting in their individual capacities who are of good character and reputation, who must have sufficient business experience, aptitude and financial resources to operate the FACILITY pursuant to this Agreement and to develop Krispy Kreme Stores and Commissary Facilities pursuant to the Development Agreement, if applicable, and who must otherwise meet Franchisor’s then-current standards for approval;

(c)	the proposed transferee may not be an entity, or be affiliated with an entity, that is required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended;

(d)	the transferee (and its owners) must agree to be bound by all of the provisions of this Agreement for the remainder of the Term or, at Franchisor’s option, execute Franchisor’s then current Commissary Facility Agreement and related documents used in the state where the FACILITY is located (which may provide for different royalties, advertising contributions, duration and other rights and obligations than those provided in this Agreement);

(e)	the transferee must acquire, in a concurrent transaction, all of the rights and obligations of Franchisee and its Affiliates under all agreements between Franchisee or its Affiliates and Franchisor or its Affiliates, including any Development Agreement and all Franchise Agreements and Commissary Facility Agreements executed by Franchisee or its Affiliates pursuant to the Development Agreement or pursuant to any other development or similar agreement with Franchisor;

(f)	Franchisee or the transferee must pay Franchisor a transfer fee in an amount equal to Five Thousand Dollars ($5,000.00);

(g)	Franchisee and its Owners and Affiliates must, except to the extent limited or prohibited by applicable law, execute a general release, in form and substance satisfactory to Franchisor, of any and all claims against Franchisor, its Affiliates and shareholders, members, managers, officers, directors, employees, agents, successors and assigns;

(h)	Franchisee must provide Franchisor with all information requested by Franchisor in connection with the Transfer, and Franchisor must not have disapproved the material terms and conditions of such Transfer (including the price and terms of payment and the amount to be financed by the transferee in connection with such Transfer) on the basis that they are so burdensome as to be likely, in Franchisor’s reasonable judgment, to adversely affect the transferee’s operation of the FACILITY or its compliance with this Agreement, all Franchise Agreements, Commissary Facility Agreements, and Development Agreements being transferred and any other agreements to be executed by the transferee;

(i)	If Franchisee (or any of its Owners or Affiliates) finances any part of the sales price of the transferred interest, Franchisee and/or its Owners or Affiliates must agree that all obligations of the transferee, and security interests reserved by any of them in the assets transferred, will be subordinate to the transferee’s obligations to pay all amounts due Franchisor and its Affiliates and to otherwise comply with this Agreement, all Franchise Agreements, Commissary Facility Agreements, and Development Agreements being transferred and any other agreements to be executed by the transferee;

(j)	Franchisee and its Owners must execute non-competition and non-solicitation covenants, in form and substance satisfactory to Franchisor, substantially similar to those contained in Section 27.3; and

(k)	Franchisee and its Owners and Affiliates must execute such other documents and do such other things as Franchisor reasonably requires to protect its rights under this Agreement and all Development Agreements, Franchise Agreements, Commissary Facility Agreements and other agreements being transferred.

24.4	Franchisor’s approval of a Transfer of the Franchise does not constitute: (a) a representation as to the fairness of the terms of any agreement or arrangement between Franchisee or its Owners and the transferee or as to the prospects for success by the transferee; or (b) a release of Franchisee and its Owners, a waiver of any claims against Franchisee or its Owners or a waiver of Franchisor’s right to demand the transferee’s compliance with this Agreement or any other agreements being transferred. Any approval shall apply only to the specific Transfer of the Franchise being proposed and shall not constitute Franchisor’s approval of, or have any bearing on, any other proposed Transfer of the Franchise.

24.5	If Franchisee or any of its Owners desires to Transfer the Franchise (other than by gift or bequest), Franchisee or such Owners must obtain a bona fide, executed written offer from a responsible and fully disclosed purchaser (which must contain a confidentiality covenant by Franchisee and the prospective buyer to which Franchisor shall be an intended third party beneficiary) and must deliver immediately to Franchisor a complete and accurate copy of such offer. If the offeror proposes to buy any other property or rights from Franchisee or any of its Owners or Affiliates (other than rights under any Development Agreements, Franchise Agreements or Commissary Facility Agreements) as part of the bona fide offer, the proposal for such property or rights must be set forth in a separate, contemporaneous offer that is fully disclosed to Franchisor, and the price and terms of purchase offered to Franchisee or its Owners for the Transfer of the Franchise must reflect the bona fide price offered therefor and not reflect any value for any other property or rights.

24.6	Franchisor has the option, exercisable by notice delivered to Franchisee or its Owners within thirty (30) days from the date of delivery of a complete and accurate copy of such offer to Franchisor, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that: (a) Franchisor may substitute cash for any form of payment proposed in such offer; (b) Franchisor’s credit shall be deemed equal to the credit of any proposed purchaser; (c) Franchisor shall have not less than ninety (90) days from the option exercise date to consummate the transaction; and (d) Franchisor shall not be required to pay deposits (such as earnest money) or to escrow funds prior to closing. Franchisor has the right to investigate and analyze the business, assets and liabilities and all other matters Franchisor deems necessary or desirable in order to make an informed investment decision with respect to the fairness of the terms of the right of first refusal. Franchisor may conduct such investigation and analysis in any manner Franchisor deems reasonably appropriate, and Franchisee and its Owners must cooperate fully with Franchisor in connection therewith.

24.7	If Franchisor exercises its option to purchase, Franchisor is entitled to purchase such interest subject to all representations and warranties, closing documents, releases, non-competition covenants and indemnities as Franchisor reasonably may require, provided if Franchisor exercises its option as a result of a written offer reflected in a fully negotiated definitive agreement with the proposed purchaser, Franchisor will not be entitled to any additional representations, warranties, closing documents or indemnities that will have a materially adverse effect on Franchisee’s rights and obligations under the definitive agreement.

If Franchisor does not exercise its option to purchase, Franchisee or its Owners may complete the sale to such offeror pursuant to and on the exact terms of such offer, subject to Franchisor’s approval of the Transfer as provided in Sections 24.2 and 24.3, provided that if the sale to such offeror is not completed within ninety (90) days after delivery of such offer to Franchisor, or if there is a change in the terms of the offer, Franchisee must promptly notify Franchisor and Franchisor shall have an additional option to purchase (on the terms of the revised offer, if any, and otherwise as set forth herein) during the thirty (30)-day period following Franchisee’s notification of the expiration of the ninety (90)-day period or the change to the terms of the offer.

24.8	Neither Franchisee nor any of its Owners or Affiliate may issue or sell, or offer to issue or sell, any of Franchisee’s securities or any securities of any of its Affiliates, regardless of whether such sale or offer would be required to be registered pursuant to the provisions of the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and regardless of the means by which such sale is conducted, directly or indirectly, or by operation of law (including by merger, consolidation, reorganization or otherwise) without obtaining Franchisor’s prior consent and complying with all of its requirements and restrictions concerning use of information about Franchisor and its Affiliates. Neither Franchisee nor any of its Owners or Affiliates may issue or sell Franchisee’s securities or the securities of any of its Affiliates if: (1) such securities would be required to be registered pursuant to the Securities Act of 1933, as amended, or such securities would be owned by more than 35 persons; or (2) after such issuance or sale, Franchisee or such Affiliate would be required to comply with the reporting and information requirements of the Securities Exchange Act of 1934, as amended. Any memorandum or other communications circulated in connection with any solicitation of offers to purchase that would require Franchisor’s consent to Transfer the Franchise (through whatever form of transaction, whether through direct or indirect sale of assets or securities, by operation of law or otherwise) shall be subject to approval by Franchisor.

25.	SUCCESSOR FRANCHISE

25.1	Upon expiration of the Term, Franchisor will grant Franchisee a successor franchise on Franchisor’s then-current terms if Franchisee and each of its Owners and Affiliates are in full compliance with the provisions of this Agreement and any other agreements with Franchisor or any of its Affiliates, and provided that the following conditions are met:

	(a)	Franchisee needs to continue to operate the Facility to support its Hot Shops, Fresh Shops and / or Kiosks, maintains possession of the Site and agrees to upgrade the FACILITY to Franchisor’s then-current standards for Commissary Facilities;

	(b)	If Franchisee is unable to maintain possession of the Site, or if in Franchisor’s judgment the FACILITY should be relocated, and Franchisee secures a substitute site approved by Franchisor, Franchisee develops such site in compliance with Franchisor’s then-current standards for Commissary Facilities, and continues to operate the FACILITY at the Site until operations are transferred to the substitute site;

	(c)	Franchisee gives Franchisor written notice of its election to acquire a successor franchise at least six (6) months but not more than twelve (12) months prior to the expiration of the term of the Franchise;

	(d)	Franchisee and its Owners and Affiliates are then in compliance with all of the terms and conditions of this Agreement and all other agreements between such parties and Franchisor and its Affiliates, and have been in substantial compliance with all such agreements throughout their respective terms;

	(e)	Franchisee and its Owners will execute the terms and conditions of the agreements Franchisor then customarily uses in connection with the grant of successor franchises for Commissary Facilities in the state where the FACILITY is located; and

	(f)	Franchisee and its Owners and Affiliates will execute and deliver general releases, in form and substance satisfactory to Franchisor, of any and all claims against Franchisor and its Affiliates, shareholders, officers, directors, employees, agents, successors, and assigns.

25.2	Once Franchisor receives notice from Franchisee in accordance with Section 25.1(c) above, Franchisor will give Franchisee notice, within ninety (90) days after Franchisor’s receipt of Franchisee’s notice and any supporting information requested by Franchisor, of Franchisor’s decision: (a) to grant Franchisee a successor franchise; (b) to grant Franchisee a successor franchise on the condition that deficiencies of the FACILITY, and/or in its operation of the FACILITY, or such other matters as Franchisor may indicate are deficient in its sole discretion are corrected; or (c) not to grant Franchisee a successor franchise. If Franchisor’s notice states that Franchisee must cure certain deficiencies of the FACILITY, its operation or otherwise as a condition to the grant of a successor franchise, Franchisee will have thirty (30) days from the receipt of such notice to cure such deficiencies. If Franchisee does not cure such deficiencies, Franchisor will give Franchisee written notice of a decision not to grant a successor franchise, based upon Franchisee failure to cure such deficiencies, within thirty (30) days after the expiration of the cure period, provided, however, that Franchisor will not be required to give Franchisee such notice if Franchisor decides not to grant Franchisee a successor franchise due to Franchisee’s breach of this Agreement during the cure period or the thirty (30) day period thereafter.

26.	TERMINATION OF FRANCHISE

26.1	Franchisee is in material breach of this Agreement, and this Agreement will automatically terminate without notice, at Franchisor’s discretion, if: (a) Franchisee becomes insolvent by reason of its inability to pay its debts as they mature; (b) Franchisee is adjudicated bankrupt or insolvent; (c) Franchisee files a petition in bankruptcy, reorganization or similar proceeding under the bankruptcy laws of the United States or has such a petition filed against Franchisee, which is not discharged within thirty (30) days; (d) a receiver or other custodian, permanent or temporary, is appointed for Franchisee’s business, assets or property; (e) Franchisee requests the appointment of a receiver or makes a general assignment for the benefit of creditors; (f) a final judgment against Franchisee in the amount of Fifty Thousand Dollars ($50,000.00) or more remains unsatisfied of record for sixty (60) days or longer; (g) Franchisee’s bank accounts, property or accounts receivable are attached; (h) execution is levied against Franchisee’s business or property; (i) suit is filed to foreclose any lien or mortgage against any of Franchisee’s assets and such suit is not dismissed within thirty (30) days; (j) Franchisee voluntarily dissolves or liquidates or has a petition filed for corporate or partnership dissolution and such petition is not dismissed within thirty (30) days; or (k) Franchisee’s assets, property or interest are “blocked” under any law, ordinance or regulation relating to terrorist activities or if Franchisee is otherwise in violation of any such law, ordinance or regulation.

26.2	In addition to Franchisor’s right to terminate pursuant to other provisions of this Agreement and under applicable law, Franchisor has the right to terminate this Agreement, effective upon delivery of notice of termination to Franchisee, if Franchisee or any of its Principal Owners or Affiliates:

(a)	opens the FACILITY in violation of Section 11.1;

(b)	abandons or fails actively to operate the FACILITY for five (5) consecutive days, unless a closing of the FACILITY has been approved by Franchisor;

(c)	makes any material misstatement or omission in the Franchise Application or in any other information, report, or summary provided to Franchisor at any time;

(d)	suffers cancellation or termination of the lease or sublease for the FACILITY;

(e)	is convicted of, or pleads no contest to, a felony or other crime or offense that Franchisor believes, in its sole judgment, may adversely affect the System or the goodwill associated with the Marks;

(f)	makes an unauthorized Transfer of the Franchise;

(g)	makes any unauthorized use or disclosure of any Confidential Information or uses, duplicates or discloses any portion of the System Standards Manuals in violation of this Agreement;

(h)	fails or refuses to comply with any mandatory specification, standard, or operating procedure prescribed by Franchisor relating to the cleanliness or sanitation of the FACILITY or violates any applicable health, safety or sanitation law, ordinance or regulation that Franchisor in its sole judgment believes may pose harm to the public or to its reputation, and does not correct such failure, refusal or violation within 24 hours after written notice thereof is delivered to Franchisee;

(i)	fails to report accurately Net Sales, to establish, maintain and/or have sufficient funds available in the Account as required by Section 13.3 or fails to make payment of any amounts due Franchisor or any of its Affiliates, and does not correct such failure within ten (10) days after written notice of such failure is delivered to Franchisee;

	(j)	fails to make a timely payment of any amount due to a supplier unaffiliated with Franchisor (other than payments which are subject to bona fide dispute), and does not correct such failure within thirty (30) days after Franchisor delivers to Franchisee notice of such failure to comply;

	(k)	fails to comply with any other provision of this Agreement or any other mandatory specification, standard or operating procedure or other obligation prescribed in the System Standards Manuals and does not correct such failure within thirty (30) days after notice of such failure to comply is delivered to Franchisee; or

	(l)	fails on three (3) or more separate occasions within any period of twelve (12) consecutive months to submit when due reports or other data, information or supporting records or to pay when due Royalties, Brand Fund contributions or other payments due Franchisor, any of its Affiliates or any unaffiliated suppliers or otherwise fails to comply with this Agreement or any mandatory specification, standard or operating procedure or other obligation prescribed in the System Standards Manuals, whether or not such failure is corrected after notice is delivered to Franchisee.

26.3	Franchisor has the option, but not the obligation, to cure any of Franchisee’s default under Section 26.2. If Franchisor chooses to exercise such option, then within five (5) days of the date Franchisor sends Franchisee notice of Franchisor’s expenses incurred in curing Franchisee’s default, Franchisee shall reimburse Franchisor for all such expenses.

27.	EFFECT OF TERMINATION OR EXPIRATION

27.1	Within ten (10) days after the effective date of termination or expiration (without renewal) of this Agreement, Franchisee must pay Franchisor and its Affiliates all Royalties, Brand Fund contributions, amounts owed for purchases from Franchisor or its Affiliates, interest due on any of the foregoing and all other amounts owed to Franchisor or its Affiliates which are then unpaid.

27.2	Upon the termination or expiration (without renewal) of this Agreement, Franchisee will:

	(a)	not directly or indirectly at any time or in any manner use any Mark; any colorable imitation of any Mark or any other indicia of a Krispy Kreme Store or Commissary Facility;

	(b)	take such action as may be required to cancel all fictitious or assumed name registrations relating to Franchisee’s use of any Mark;

	(c)	notify the telephone company and all telephone directory publishers of the termination or expiration of Franchisee’s right to use any telephone number and any regular, classified or other telephone directory listings associated with any Mark and to authorize transfer of the number to Franchisor or at its direction;

	(d)	if Franchisor does not exercise its option to purchase the FACILITY pursuant to Section 27.5, promptly remove from the Site, and discontinue using for any purpose, all signs, fixtures, furniture, decor items, advertising materials, forms and other materials and supplies which display any of the Marks or any distinctive features, images, or designs associated with Krispy Kreme Stores or Commissary Facilities, at Franchisee’s expense, make such alterations as may be necessary to distinguish the Site so clearly from its former appearance as a Commissary Facility as to prevent any possibility of confusion by the public;

	(e)	immediately cease to use all Confidential Information and return to Franchisor all copies of the System Standards Manuals and any other confidential materials which have been loaned to Franchisee;

	(f)	immediately discontinue any mode of communications on the Internet directly or indirectly relating to the FACILITY, including any websites or web pages, and immediately take all steps required by Franchisor to transfer to Franchisor any domain name associated with the FACILITY

(such as executing a registrant name change agreement with the applicable registrar). Franchisee irrevocably appoints an authorized officer of Franchisor as Franchisee’s duly authorized agent and attorney-in-fact to execute all instruments and take all steps to transfer such domain names;

	(g)	immediately discontinue the use of any proprietary software; and

	(h)	within thirty (30) days after the effective date of termination or expiration, furnish evidence satisfactory to Franchisor of Franchisee’s compliance with the foregoing obligations.

27.3	Upon termination or expiration (without renewal) of this Agreement, neither Franchisee nor any Restricted Person will, for a period of two (2) years commencing on the effective date of such termination or expiration or the date on which Franchisee ceases to conduct its activities under this Agreement, whichever is later:

	(a)	have any Ownership Interest in a Competitive Business located within a radius of ten (10) miles of the Site or of any other Krispy Kreme Store or Commissary Facility then open or under construction;

	(b)	perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business located within a radius of ten (10) miles of the Site or of any other Krispy Kreme Store or Commissary Facility open or under construction on the effective date of termination or expiration;

	(c)	perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business located within a radius of ten (10) miles of the Site or of any other Krispy Kreme Store or Commissary Facility then open or under construction, where such services: (i) are substantially similar to those provided to Franchisor or Franchisor Affiliates by Franchisee or the respective Restricted Person; or (ii) create a relationship between Franchisee or the Restricted Person and such Competitive Business in which Franchisee or the Restricted Person could be reasonably expected to benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any Confidential Information to such Competitive Business;

	(d)	recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility, or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Franchisee to hire any such Person, then Franchisee agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

	(e)	induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility as the case may be.

Franchisee and each of its Owners expressly acknowledges the possession of skills and abilities of a general nature and other opportunities for exploiting such skills in other ways, so that enforcement of the covenants contained in Section 27.3 will not deprive any of them their personal goodwill or ability to earn a living. If Franchisee or any of its Owners fails or refuses to abide by any of the foregoing covenants and Franchisor obtains enforcement in a judicial or arbitration proceeding, the obligations under the breached covenant will be tolled during the period(s) of time that the covenant is breached and/or Franchisor seeks to enforce it and will continue in effect for a period of time ending two (2) years after the date of the order enforcing the covenant.

27.4	Upon termination or expiration (without renewal) of this Agreement, Franchisor shall have the right, exercisable by giving notice thereof within thirty (30) days after the date of such termination or expiration, to purchase (and, if necessary, take possession of and remove from the Site) any and all equipment used or useable at the FACILITY (including all equipment that contains or embodies patents owned by Franchisor or any of its Affiliates) at its net book value, determined in accordance with generally accepted accounting principles, consistently applied. This right is separate and apart from Franchisor’s rights under Section 27.5.

27.5	Upon termination or expiration (without renewal) of this Agreement, Franchisor shall have the right, exercisable by giving notice thereof (“Appraisal Notice”) within thirty (30) days after the date of such termination or expiration, to require that a determination be made of the “Fair Market Value” (as defined below) of any or all of the assets of the FACILITY which Franchisee owns, including inventory of non-perishable products, materials, supplies, furniture, equipment, signs, and any and all leasehold improvements, fixtures, building and land, but excluding any cash and short-term investments and any items not meeting Franchisor’s specifications for Commissary Facilities (the “Purchased Assets”). Notwithstanding the foregoing, if Franchisee notifies Franchisor not less than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the expiration of this Agreement that Franchisee does not desire to enter into a successor franchise agreement on expiration, then Franchisor agrees, if Franchisor desires to exercise its right to purchase, to give Franchisee the Appraisal Notice at least one hundred twenty (120) days prior to the date of expiration of this Agreement.

27.6	Upon delivery of the Appraisal Notice, Franchisee may not sell or remove any of the assets of the FACILITY from the Premises (other than in the ordinary course of business) and must give Franchisor, its designated agents and the “Appraisers” (as defined below) full access to the FACILITY and all of Franchisee’s books and records at any times during customary business hours in order to conduct inventories and determine the purchase price for the Purchased Assets.

27.7	The Fair Market Value shall be defined as the amount at which an arm’s length purchaser would be willing to pay for the Purchased Assets, assuming that the Purchased Assets would be used for the operation of a Commissary Facility under a valid franchise agreement reflecting the then-current (or if Franchisor is not offering franchises at that time, then the most recent) standard terms upon which Franchisor offers franchises for Commissary Facilities. Under no circumstances will any value be attributed to any goodwill associated with the Marks or any value attributed to the System (all of which Franchisee acknowledges to be owned by Franchisor and its Affiliates). In the first instance, Fair Market Value shall be determined by consultation between Franchisor and Franchisee. If Franchisee and Franchisor are unable to agree on the Fair Market Value of the Purchased Assets within fifteen (15) days after the Appraisal Notice, then Fair Market Value will be determined by calculating the mean average of three (3) separate appraisals done by three (3) independent appraisers (“Appraisers”). Franchisor and Franchisee shall each designate one (1) Appraiser within thirty (30) days of the Appraisal Notice and the two (2) Appraisers so designated will select a third (3rd) Appraiser within ten (10) days thereafter. If the two designated Appraisers are unable to select a third (3rd) Appraiser within such ten (10) days, then the third (3rd) Appraiser shall be selected, on demand of either party, by the director of the Regional Office of the American Arbitration Association located nearest to Winston-Salem, North Carolina.

27.8	Each Appraiser will make his or her determination and submit a written report (“Appraisal Report”) to Franchisee and Franchisor as soon as practicable, but in no event more than thirty (30) days after his or her appointment. Each party may submit in writing to the Appraisers its judgment of Fair Market Value (together with its reasons therefor and with copies to each other); however, the Appraisers shall not be limited to these submissions and may make such independent investigations as they reasonably determine to be necessary. The Appraisers’ fees and costs shall be borne equally by the parties.

27.9	Franchisor has the option, exercisable by delivering notice thereof within thirty (30) days after submission of the last Appraisal Report (or the date that an agreement is reached, if the parties agree to the Fair Market Value), to agree to purchase the Purchased Assets at the Fair Market Value, as so determined. Franchisor shall have the unrestricted right to assign this option to purchase separate and apart from the remainder of this Agreement.

27.10	If Franchisor exercises its option to purchase, the purchase price for the Purchased Assets will be paid in cash at the closing, which will occur at the place, time and date Franchisor designates, but not later than sixty (60) days after the exercise of Franchisor’s option to purchase the Purchased Assets. At the closing, Franchisor will be entitled to all representations, warranties, covenants, title insurance policies and other closing documents and post-closing indemnifications and hold-backs as Franchisor reasonably requires, including: (a) instruments transferring good and marketable title to the Purchased Assets, free and clear of all liens, encumbrances, and liabilities, to Franchisor or its designee, with all sales and other transfer taxes paid by Franchisee; (b) an assignment of all leases of assets used in the operation of the FACILITY, including land, building and/or equipment (or if an assignment is prohibited, a sublease to Franchisor or its designee for the full remaining term and on the same terms and conditions as Franchisee’s lease, including renewal and/or purchase options), provided, however, that if any of Franchisee’s Owners or Affiliates directly or indirectly owns the land, building and/or equipment of the FACILITY, Franchisee will, at Franchisor’s option, cause such Owner or Affiliate to grant to Franchisor a lease at reasonable and customary rental rates and other terms prevailing in the community where the FACILITY is located; and (c) a general release by Franchisee and its Owners and Affiliates in form and substance satisfactory to Franchisor.

27.11	If Franchisee cannot deliver clear title to all of the Purchased Assets, or if there are other unresolved issues, the closing of the sale may, at Franchisor’s option, be accomplished through an escrow on such terms and conditions as Franchisor deems appropriate, including the making of payments, to be deducted from the purchase price, directly to third parties in order to obtain clear title to all of the Purchased Assets. Further, Franchisee and Franchisor shall comply with any applicable Bulk Sales provisions of the Uniform Commercial Code as enacted in the state where the FACILITY is located and all applicable state and local sales and income tax notification and/or escrow procedures. Franchisor has the right to set off against and reduce the purchase price by any and all amounts owed by Franchisee or any of its Owners or Affiliates to Franchisor or any of its Affiliates.

27.12	Upon delivery of the Appraisal Notice and pending (a) determination of Fair Market Value, (b) Franchisor’s option period, and (c) the closing of the purchase, Franchisor may authorize continued temporary operations of the FACILITY pursuant to the terms of this Agreement, subject to the supervision and control of one or more of Franchisor’s appointed managers.

27.13	Franchisor’s exercise of any of its rights under Section 27 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

27.14	All the obligations of Franchisee and its Owners and Affiliates under this Agreement, which expressly or by their nature survive or are intended to survive the termination or expiration of this Agreement, will continue in full force and effect subsequent to and notwithstanding the termination or expiration until they are satisfied in full or by their nature expire.

28.	RELATIONSHIP OF PARTIES/INDEMNIFICATION

28.1	Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship or any other relationship of trust or confidence between the parties hereto. Franchisor and Franchisee, as between themselves, are and shall be independent contractors.

28.2	Franchisee understands and agrees that Franchisor may operate and change the System and its business in any manner that is not expressly and specifically prohibited by this Agreement. Whenever Franchisor has expressly reserved in this Agreement or is deemed to have a right and/or discretion to take or withhold an action, or to grant or decline to grant Franchisee a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, Franchisor may make its decision or exercise its right and/or discretion on the basis of its judgment of what is in its best interests, including its judgment of what is in the best interests of its franchise network, at the time its decision is made or its right or discretion is exercised, without regard to whether: (a) other reasonable alternative decisions or actions could have been made by Franchisor; (b) Franchisor’s decision or action promotes its financial or other individual interest; (c) Franchisor’s decision or action applies differently to Franchisee and one or more other franchisees or its company-owed operations; or (d) Franchisor’s decision or the exercise of its right or discretion is adverse to Franchisee’s interests. In the absence of an applicable statute, Franchisor will have no liability to Franchisee for any such decision or action. The parties intend that the exercise of Franchisor’s right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, the parties agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants Franchisor the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Franchisee’s rights and obligations hereunder.

Nothing contained in this Agreement, nor arising from the conduct of the parties hereunder, is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever. Franchisee must conspicuously identify itself in all dealings with customers, lessors, contractors, suppliers, public officials, employees and others as the owner of the rights granted hereunder and must place such other notices of independent ownership on such forms, business cards, stationery, advertising and other materials as we may require from time to time. Franchisee is solely responsible for all employment decisions with respect to its personnel, including hiring, firing, compensation, training, supervision and discipline, and regardless whether Franchisee receives advise from Franchisor on any of these subjects.

28.3	Franchisee may not make any express or implied agreements, warranties, guarantees or representations or incur any debt in Franchisor’s name or on its behalf or represent that the relationship of the parties hereto is anything other than that of independent contractors. Franchisor will not be obligated by or have any liability under any agreements made by Franchisee with any third party or for any representations made by Franchisee to any third party. Franchisor will not be obligated for any damages to any person or property arising directly or indirectly out of the operation of Franchisee’s business hereunder.

28.4	Franchisor will have no liability for any sales, use, service, occupation, excise, gross receipts, income, property or other taxes, whether levied upon Franchisee or the FACILITY, in connection with the business Franchisee conducts (except for taxes Franchisor is required by law to collect from Franchisee with respect to purchases from Franchisor). Payment of all such taxes is Franchisee’s responsibility.

28.5	Franchisor agrees to indemnify Franchisee against, and to reimburse Franchisee for, all damages for which Franchisee is held liable as a result of a claim that Franchisee’s authorized use of any Mark or of any of Franchisor’s other intellectual property rights pursuant to and in full compliance with this Agreement infringes on the rights of another person and, except as provided herein, for all costs Franchisee reasonably incurs in defending any such claim brought against Franchisee, provided that Franchisee has timely notified Franchisor of such claim and provided further that Franchisee and Franchisee’s Principal Owners and Affiliates are in full compliance with this Agreement and with all other agreements entered into with Franchisor or any of its Affiliates. HDN Development Corporation or its agent or assignee, at its sole discretion, is entitled to prosecute, defend and/or settle any such proceeding arising out of Franchisee’s use of any Mark or other intellectual property right pursuant to this Agreement and, if HDN Development Corporation or its agent or assignee undertakes to prosecute, defend and/or settle any such matter, Franchisor, HDN Development Corporation or its agent or assignee, has no obligation to indemnify or reimburse Franchisee for any fees or disbursements of any legal counsel retained by Franchisee.

28.6	Franchisee agrees to indemnify Franchisor, its Affiliates and their respective directors, officers, employees, shareholders, members, managers, agents, successors and assigns (collectively “Indemnified Parties”), and to hold the Indemnified Parties harmless to the fullest extent permitted by law, from any and all losses and expenses (as defined below) incurred in connection with any litigation or other form of adjudicatory procedure, claim, demand, investigation, or formal or informal inquiry (regardless of whether it is reduced to judgment) or any settlement thereof which arises directly or indirectly from, or as a result of, a claim of a third party against any one or more of the Indemnified Parties, including those in connection with (a) Franchisee’s failure to perform or breach of any covenant, agreement, term or provision of this Agreement, (b) Franchisee’s breach of any representation or warranty contained in this Agreement, (c)

Franchisee’s marketing, promotion, advertisement or sale of any of the products and services offered by the FACILITY, including unfair or fraudulent advertising claims (whether in print advertising, electronic media or otherwise), and product liability claims, (d) Franchisee’s development, ownership, operation and/or closing of the FACILITY, (e) Franchisee’s failure to pay any amounts owed to a supplier, (f) claims by Franchisee’s employees (including workers’ or unemployment compensation), (g) personal injury claims, (h) Franchisee’s failure to comply with any law, and (i) any allegedly unauthorized service or act, rendered or performed in connection with this Agreement, (collectively “Event”) and regardless of whether it resulted from any strict or vicarious liability imposed by law on the Indemnified Parties. The foregoing indemnity shall apply even if it is determined that the Indemnified Parties’ negligence caused such loss, liability or expense, in whole or in part, provided, however, that this indemnity will not apply to any liability arising from a breach of this Agreement by Franchisor or with respect to any Indemnified Party whose gross negligence or willful acts caused such liability (except to the extent that joint liability is involved, in which event the indemnification provided herein will extend to any finding of comparative or contributory negligence attributable to Franchisee). The term “losses and expenses” includes compensatory, exemplary, and punitive damages; fines and penalties; attorneys’ fees; experts’ fees; court costs; costs associated with investigating and defending against claims; settlement amounts; judgments; compensation for damages to our reputation and goodwill; and all other costs associated with any of the foregoing losses and expenses. Franchisor agrees to give Franchisee reasonable notice of any event of which Franchisor becomes aware for which indemnification may be required, and Franchisor may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Franchisee’s consent, which consent shall not be unreasonably withheld or delayed. Franchisor may, in its reasonable discretion, take such actions as Franchisor deems necessary and appropriate to investigate, defend, or settle any Event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of the Indemnified Parties or Krispy Kreme Stores generally, provided however, that any settlement (to the extent payment is made by Franchisee) shall be subject to Franchisee’s consent, which consent shall not be unreasonably withheld or delayed. Further, notwithstanding the foregoing, if the insurer on a policy or policies obtained in compliance with this Agreement agrees to undertake the defense of an Event (an “Insured Event”), Franchisor agrees not to exercise its right to select counsel to defend the Event if such would cause Franchisee’s insurer to deny coverage. Franchisor reserves the right to retain counsel to represent Franchisor with respect to an Insured Event at Franchisor’s sole cost and expense.

28.7	In furtherance of the indemnity contained in Section 28.6, during the Term, Franchisee agrees to maintain commercial general liability insurance, product liability coverage, automobile liability insurance, worker’s compensation insurance, employer’s liability insurance and any other insurance policies as Franchisor may require from time to time, insuring Franchisee and the Indemnified Parties against the matters described in Section 28.6, including claims for bodily and personal injury, death and property damage, among other things, caused by or occurring in conjunction with the conduct of business by Franchisee pursuant to this Agreement, under one or more policies of insurance acceptable to Franchisor and containing minimum liability coverage Franchisor prescribes from time to time. Each such insurance policy will name Franchisor as an additional insured and will provide for thirty (30) days’ prior written notice to Franchisor of any material modification, cancellation, or expiration of such policy. Each such insurance policy will give Franchisor notice of default under the policy and the opportunity to cure such default on Franchisee’s behalf. Simultaneous with the execution of this Agreement, Franchisee will provide Franchisor with evidence of such insurance; thereafter, Franchisee will furnish to Franchisor annually and upon the replacement or material modification of any insurance policy providing the coverage required under this Agreement, a copy of the certificate of insurance or other evidence requested by Franchisor that such insurance coverage is continuously in force without interruption. The maintenance of sufficient insurance coverage (both as to the type and limits of coverage) for the FACILITY is Franchisee’s sole responsibility.

28.8	The terms of Section 28 will survive the termination or expiration of this Agreement.

29.	MISCELLANEOUS

29.1	This Agreement and all issues arising from or relating to this Agreement shall be governed by and construed under the laws of the State of North Carolina, provided the foregoing shall not constitute a waiver of Franchisee’s rights under any applicable franchise law of another state. Otherwise, in the event of any conflict of law, North Carolina law will prevail, without regard to the application of North Carolina conflict of law principles, except that any North Carolina law regulating the sale of franchises or business opportunities or governing the relationship of a franchisor and its franchisees will not apply unless its jurisdictional requirements are met independently without reference to this section.

29.2	Franchisee and each of its Owners agree that the U.S. District Court for the Middle District of North Carolina, or if such court lacks jurisdiction, the Superior Court (or its successor) for Forsyth County North Carolina, shall be the venue and exclusive forum in which to adjudicate any case or controversy arising from or relating to this Agreement, or any Development Agreement, Franchise Agreement or any other Commissary Facility Agreement, including any guarantees or covenants by Franchisee’s Owners. In the event a case or controversy is to be heard by the Superior Court (or its successor) for Forsyth County North Carolina, any party may request that the matter be assigned to the North Carolina Business Court. Franchisee and each of its Owners irrevocably submit to the jurisdiction of such courts and waive any objections to either the jurisdiction of or venue in such courts. Franchisee and each of its Owners irrevocably waive, to the fullest extent they may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding and agree that service of process for purposes of any such suit, action or proceeding need not be personally served or served within the State of North Carolina but may be served with the same effect as if they were served within the State of North Carolina, by certified mail or any other means permitted by law, addressed to Franchisee and its Owners (as applicable) at the address set forth herein. Nothing contained herein shall affect Franchisor’s rights to bring a suit, action or proceeding in any other appropriate jurisdiction, including any suit, action or proceeding brought by Franchisor to enforce any judgment against Franchisee or any of its Owners entered by a State or Federal Court.

29.3	Franchisor may obtain at any time in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause Franchisor irreparable harm. Franchisor may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or in law, and Franchisee’s sole remedy in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby). Franchisee and each of its Owners acknowledges that any violation of Sections 16, 17.3, 18, 19, 20, 24.3(j) or 27.3 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available. Accordingly, Franchisee and each of its Owners consent to the issuance of an injunction at Franchisor’s request (without posting a bond or other security) prohibiting any conduct in violation of any of those sections and agree that the existence of any claims Franchisee or any of its Owners may have against Franchisor, whether or not arising herefrom, shall not constitute a defense to the enforcement of any of those Sections.

29.4	If Franchisor claims in any judicial proceeding that Franchisee owes Franchisor or any of its Affiliates money or that Franchisee has otherwise breached this Agreement and Franchisor prevails on such claims, then Franchisor shall be awarded its costs and expenses incurred in connection with such proceedings, including reasonable attorneys’ fees.

29.5	Except with respect to any of Franchisee’s obligations herein regarding the Confidential Information, the Marks, and any other intellectual property rights of Franchisor, Franchisor and Franchisee (and its Owners) each waives, to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other. Franchisee and each of its Owners waives, to the fullest extent permitted by applicable law, the right to recover consequential damages for any claim directly or indirectly arising from or relating to this Agreement. FURTHERMORE, THE PARTIES AGREE

THAT ANY LEGAL ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED TO THE COURT SITTING WITHOUT A JURY, AND ALL PARTIES WAIVE ANY RIGHT TO HAVE ANY ACTION TRIED BY JURY.

29.6	Every part of this Agreement shall be considered severable. If for any reason any part of this Agreement is held to be invalid, that determination shall not impair the other parts of this Agreement. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of geographical area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing any part or all of it, Franchisee and Franchisor agree that it will be so modified as to remain enforceable to the fullest extent permissible under applicable law. If any applicable law requires a greater prior notice of the termination of or refusal to enter into a successor franchise than is required hereunder, a different standard of “good cause”, or the taking of some other action not required hereunder, the prior notice, “good cause” standard and/or other action required by such law shall be substituted for the comparable provisions hereof. If any provision of this Agreement or any specification, standard or operating procedure prescribed by Franchisor is invalid or unenforceable under applicable law, Franchisor has the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to make it valid and enforceable.

29.7	Franchisor and Franchisee may by written instrument signed by the waiving party unilaterally waive or reduce any obligation of the other under this Agreement. Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor and may be revoked, in its sole discretion, at any time and for any reason, effective upon delivery to Franchisee of 10 days’ prior notice. Franchisee and Franchisor shall not be deemed to have waived any right reserved by this Agreement by virtue of any custom or practice of the parties at variance with it; any failure, refusal or neglect by Franchisee or Franchisor to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by Franchisor to exercise any right, whether of the same, similar or different nature, with respect to other Commissary Facilities; or the acceptance by Franchisor of any payments due from Franchisee after any breach of this Agreement.

29.8	The rights of Franchisor and Franchisee hereunder are cumulative and no exercise or enforcement by Franchisor or Franchisee of any right or remedy hereunder shall preclude the exercise or enforcement by Franchisor or Franchisee of any other right or remedy hereunder which Franchisor or Franchisee is entitled to enforce by law.

29.9	The language of this Agreement shall be construed according to its fair meaning and not more strictly against any one party than the other. The Basic Terms, introduction, personal guarantees and covenants, exhibits, schedules and riders (if any) to this Agreement are a part of this Agreement, which constitutes the entire agreement of the parties with respect to the subject matter hereof. Except as otherwise expressly provided herein, there are no other oral or written agreements, understandings, representations or statements relating to the subject matter of this Agreement, other than the Franchise Disclosure Document, that either party may or does rely on or that will have any force or effect. Nothing in this Agreement shall be deemed to confer any rights or remedies on any person or legal entity not a party hereto. This Agreement shall not be modified except by written agreement signed by both parties.

29.10	The headings of sections are for convenience only and do not limit or construe their contents. The word “including” shall be construed to include the words “without limitation.” The term “Franchisee” is applicable to one or more persons, a corporation, limited liability company or a partnership and its owners, as the case may be. If two or more persons are at any time Franchisee hereunder, whether as partners, joint venturers or otherwise, their obligations and liabilities to Franchisor shall be joint and several.

29.11	References to a controlling interest in an entity shall mean more than fifty percent (50%) of the equity and voting control of such entity.

29.12	This Agreement is binding on the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest. This Agreement may be executed in multiple copies, each of which shall be deemed an original. Time is of the essence in this Agreement.

29.13	Whenever this Agreement requires the approval or consent of either party, the other party shall make written request therefor, and such approval or consent shall be obtained in writing; provided however, unless specified otherwise in this Agreement, such party may withhold approval or consent for any reason or for no reason at all. Furthermore, unless specified otherwise in this Agreement, no such approval or consent shall be deemed to constitute a warranty or representation of any kind, express or implied, and the approving or consenting party shall have no responsibility, liability or obligation arising therefrom.

29.14	All notices, requests and reports permitted or required to be delivered by this Agreement shall be deemed delivered: (a) at the time delivered by hand to the recipient party (or to an officer, director or partner of the recipient party); (b) one (1) business day after being placed in the hands of a commercial courier service for guaranteed overnight delivery; or (c) five (5) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed to the party to be notified at its most current principal business address of which the notifying party has been notified in writing. All payments and reports required by this Agreement shall be sent to Franchisor at the address identified in this Agreement unless and until a different address has been designated by written notice. No restrictive endorsement on any check or in any letter or other communication accompanying any payment shall bind Franchisor, and its acceptance of any such payment shall not constitute an accord and satisfaction.

30.	ACKNOWLEDGMENTS

30.1	By initialing below, Franchisee hereby specifically acknowledges the following:

(a) Domicile. Franchisee acknowledges that Franchisee is not a domiciliary or a resident of any state, other than the state where the FACILITY is located or, if different, the state listed in the Basic Terms as Franchisee’s address.

Initials ________/________

(b) Receipt of Franchise Disclosure Document. Franchisee acknowledges having received Franchisor’s Franchise Disclosure Document at least fourteen (14) calendar days before signing a binding agreement or before making any payment to Franchisor or any of its Affiliates relating to this Agreement. Franchisee has read and understands Franchisor’s Franchise Disclosure Document.

Initials ________/________

(c) No Inconsistent Representations. Franchisee acknowledges that no representations have been made to Franchisee which are inconsistent with information presented in Franchisor’s Franchise Disclosure Document, and Franchisee has not relied on any representations inconsistent with or not contained in Franchisor’s Franchise Disclosure Document.

Initials ________/________

(d) Business Risks; Independent Investigation. Franchisee recognizes that the nature of Krispy Kreme Stores and Commissary Facilities may change over time, that an investment in a Krispy Kreme Store or Commissary Facility involves business risks and that the success of the investment is largely dependent on Franchisee’s own business abilities, efforts and financial resources. Franchisee has conducted an independent investigation of the business contemplated by this Agreement and recognizes that the food service industry is highly competitive.

Initials ________/________

(e)	Independent Counsel. Franchisee acknowledges having had the opportunity to seek independent counsel concerning the execution of this Agreement and the operation of the Franchise.

Initials ________/________

(f)	No Guarantee or Assurance. Franchisee has not received from Franchisor or its representatives or relied on any statement, representation, guaranty or assurance, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement, nor has Franchisee received from Franchisor or its representatives any information from which Franchisee may easily ascertain a specific level or range of actual or potential sales, income, gross or net profits from franchised or non-franchised Krispy Kreme Stores or Commissary Facilities.

Initials ________/________

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

KRISPY KREME DOUGHNUT	[FRANCHISEE]
CORPORATION

By:	By:
Title:	Title:

Dated:	Dated:

EXHIBIT E

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

PRINCIPAL OWNERS’ PERSONAL GUARANTY
OF FRANCHISEE’S OBLIGATIONS (“Guaranty”)

     In consideration of, and as an inducement to, the execution of the Krispy Kreme Doughnut Corporation Development Agreement dated as of __________,__________ (the “Agreement”) by and between KRISPY KREME DOUGHNUT CORPORATION (“Franchisor”), and _____________ (“Franchisee”), each of the undersigned Principal Owners of a ten percent (10%) or greater interest in Franchisee hereby personally and unconditionally: (a) guarantees to Franchisor and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that Franchisee shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement (and any amendments) and that each and every representation of Franchisee made in connection with the Agreement (and any amendments) are true, correct and complete in all respects at and as of the time given; and (b) agrees personally to be bound by each and every provision in the Agreement (and any amendments).

     Each of the undersigned waives: (a) acceptance and notice of acceptance by Franchisor of the foregoing undertakings; (b) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; (c) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; (d) any right that the undersigned may have to require that an action be brought against Franchisee or any other person as a condition of liability; (e) notice of any amendment to the Agreement; (f) any and all other notices and legal or equitable defenses to which that the undersigned may be entitled; and (g) the provisions of N.C. General Statutes § 26.7 et seq.

     Each of the undersigned consents and agrees that: (a) that the undersigned’s direct and immediate liability under this guaranty shall be joint and several; (b) that the undersigned shall render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses to do so punctually; (c) such liability shall not be contingent or conditioned upon pursuit by Franchisor of any remedies against Franchisee or any other person; and (d) such liability shall not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which Franchisor may from time to time grant to Franchisee or to any other person including the acceptance of any partial payment or performance or the compromise or release of any claims, none of which shall in any way modify or amend this Guaranty, which shall be continuing and irrevocable until satisfied in full.

     Each of the undersigned agrees that the U.S. District Court for the Middle District of North Carolina, or if such court lacks jurisdiction, the Superior Court (or its successor) for Forsyth County, North Carolina, shall be the venue and exclusive forum in which to adjudicate any case or controversy arising from or relating to this Guaranty. In the event a case or controversy is to be heard by the Superior Court (or its successor) for Forsyth County, North Carolina, any party may request that the matter be assigned to the North Carolina Business Court. Each of the undersigned irrevocably submits to the jurisdiction of such courts and waives any objections to either the jurisdiction of or venue in such courts. Each of the undersigned irrevocably waives, to the fullest extent he/she may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding and agrees that service of process for purposes of any such suit, action or proceeding need not be personally served or served within the State of North Carolina but may be served with the same effect as if the undersigned were served within the State of North Carolina, by certified mail or any other means permitted by law addressed to the undersigned at the address set forth herein. Nothing contained herein shall affect Franchisor’s rights to bring a suit, action or proceeding in any other appropriate jurisdiction, including any suit, action or proceeding brought by Franchisor to enforce any judgment against the undersigned entered by a State or Federal Court.

     Each of the undersigned waives all rights to payments and claims for reimbursement or subrogation which any of the undersigned may have against Franchisee arising as a result of the undersigned’s execution of and performance under this Guaranty.

[This space intentionally left blank.]

     IN WITNESS WHEREOF, each of the undersigned has hereunto affixed his/her signature as of the _____ day of __________,__________.

PERCENTAGE OF OWNERSHIP	GUARANTOR(S)
INTERESTS IN FRANCHISEE

(Signature)

(Print Name)

(Address)

(Signature)

(Print Name)

(Address)

(Signature)

(Print Name)

(Address)

(Signature)

(Print Name)

(Address)

Subscribed and sworn to before me
this ____ day of ________, _______.

____________________________
Notary Public
My Commission expires:_________

EXHIBIT F

TO THE DEVELOPMENT AGREEMENT BETWEEN
KRISPY KREME DOUGHNUT CORPORATION
AND
_____________________________
DATED____________,__________

INVESTOR PERSONAL COVENANTS REGARDING
CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

     In conjunction with your investment in __________ (“Franchisee”) a ______________, the undersigned _________________ (“Owner”), acknowledges and agrees as follows:

     1. Franchisee owns and operates, or is developing, Krispy Kreme Stores pursuant to a development agreement dated ____________________, _________ (“Development Agreement”) with Krispy Kreme Doughnut Corporation (“Franchisor”), which Development Agreement requires persons with legal or beneficial ownership interests in Franchisee under certain circumstances to be personally bound by the confidentiality and noncompetition covenants contained in the Development Agreement. All capitalized terms contained herein shall have the same meaning set forth in the Development Agreement.

     2. Owner owns or intends to own a ______________ percent (__ %) legal or beneficial ownership interest in Franchisee and acknowledges and agrees that the execution of this Agreement is a condition to such ownership interest and that Owner has received good and valuable consideration for executing this Agreement. Franchisor may enforce this Agreement directly against Owner.

     3. Owner may gain access to information comprising Franchisor’s Confidential Information as a result of investing in Franchisee. The Confidential Information is proprietary and includes Franchisor’s trade secrets. Owner hereby agrees that while Owner has a legal or beneficial ownership interest in Franchisee and thereafter, Owner: (a) will not use the Confidential Information in any other business or capacity; (b) will maintain the confidentiality of the Confidential Information; and (c) will not make unauthorized copies of any portion of the Confidential Information, whether through electronic media, writings, or other tangible or intangible means of expression. Without limiting the foregoing, Owner (i) acknowledges that he/she may have access to Franchisor’s material non-public information and that of its parent, Krispy Kreme Doughnut Inc. (“KKDI”), and that the securities laws prohibit trading in KKDI securities while in possession of such information, and (ii) agrees to refrain from trading in KKDI securities in violation of such laws. If Owner ceases to have an interest in Franchisee, Owner must deliver to Franchisor any such Confidential Information in his/her possession or control.

     4. Notwithstanding anything to the contrary contained herein and provided Owner has obtained Franchisor’s prior written consent, the restrictions on Owner’s disclosure and use of the Confidential Information will not apply to the following:

(a)	information, methods, procedures, techniques and knowledge which are or become generally known in the food service business, other than through disclosure (whether deliberate or inadvertent) by Franchisee, Franchisee’s Owners, agents, or employees; and

(b)	the disclosure of the Confidential Information in judicial, arbitration or administrative proceedings to the extent that Owner is legally compelled to disclose such information, provided Owner has notified Franchisor prior to such disclosure and has used its best efforts to obtain, and has afforded Franchisor sufficient opportunity to seek an appropriate protective order and obtain, assurances satisfactory to Franchisor of confidential treatment for the information required to be so disclosed.

     5. Owner acknowledges and agrees that Franchisor would be unable to (a) protect the Confidential Information against unauthorized use or disclosure; (b) preserve the prestige, integrity, and goodwill of the Products, Marks, and System; or (c) encourage the free exchange of ideas and information among Krispy Kreme Stores and Commissary Facilities if franchisees and owners of Krispy Kreme Stores and Commissary Facilities or their owners were permitted to engage in or benefit from certain competitive activities. Therefore, except as expressly authorized by another written agreement with Franchisor, Owner agrees that during the term of the Development Agreement or during such time as Owner has an Ownership Interest in Franchisee (whichever is shorter), without Franchisor’s prior written consent, Owner shall not directly or indirectly (including through a Restricted Person):

(i)	have any Ownership Interest in a Competitive Business;

(ii)	perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business;

(iii)	perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business, where such services could be reasonably expected to benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any Confidential Information to such Competitive Business;

(iv)	recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility, or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Owner to hire any such Person, then Owner agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

(v)	induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility as the case may be.

     6. Upon termination of the Development Agreement or Owner’s Ownership Interest in Franchisee (whichever first occurs), Owner shall not directly or indirectly (including through a Restricted Person) for a period of two (2) years commencing on the effective date of such termination:

(a)	have any Ownership Interest in a Competitive Business within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility then open or under construction;

(b)	perform services as a director, officer, manager, partner, or supervisory or management-level employee, of any Competitive Business within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility then open or under construction;

(c)	perform services as an employee, consultant, representative, agent or otherwise for a Competitive Business within the Development Area or within a radius of ten (10) miles of any Krispy Kreme Store or Commissary Facility then open or under construction, where such services could be reasonably expected to benefit, either directly or indirectly, whether financially or otherwise, from the disclosure of any Confidential Information to such Competitive Business;

(d)	recruit or hire any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility, or who has been Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility within the past six (6) months without obtaining prior written permission from Franchisor and that Person’s employer. If Franchisor permits Owner to hire any such Person, then Owner agrees to pay Franchisor a non-refundable Management Development Fee in the amount of Twenty-Five Thousand Dollars ($25,000) per hired employee as of the date of hire; or

(e)	induce or attempt to induce any Person who is Franchisor’s employee or the employee of any Krispy Kreme Store or Commissary Facility to discontinue working for Franchisor or such Krispy Kreme Store or Commissary Facility as the case may be.

     7. Owner expressly acknowledges the possession of skills and abilities of a general nature and the opportunity to exploit such skills in other ways, so that enforcement of the covenants contained in Sections 5 and 6 of these covenants will not deprive him/her of his/her personal goodwill or ability to earn a living. If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope or in terms of geographic area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing any part or all of it, Owner agrees that it will be enforced to the fullest extent permissible under applicable law and public policy. Franchisor may obtain in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause it irreparable harm. Owner acknowledges that any violation of Sections 4, 5, or 6 of these covenants would result in irreparable injury for which no adequate remedy at law may be available. If Franchisor files a claim to enforce this Agreement and prevails in such proceeding, Owner agrees to reimburse Franchisor for all its costs and expenses, including reasonable attorneys’ fees.

     8. Owner agrees that the U.S. District Court for the Middle District of North Carolina, or if such court lacks jurisdiction, the Superior Court (or its successor) for Forsyth County, North Carolina, shall be the venue and exclusive forum in which to adjudicate any case or controversy arising from or relating to these covenants. In the event a case or controversy is to be heard by the Superior Court (or its successor) for Forsyth County, North Carolina, any party may request that the matter be assigned to the North Carolina Business Court. Owner irrevocably submits to the jurisdiction of such courts and waives any objections to either the jurisdiction of or venue in such courts. Owner irrevocably waives, to the fullest extent he or she may lawfully do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding and agrees that service of process for purposes of any such suit, action or proceeding need not be personally served or served within the State of North Carolina but may be served with the same effect as if he or she were served within the State of North Carolina, by certified mail or any other means permitted by law, addressed to Owner at the address set forth herein. Nothing contained herein shall affect Franchisor’s rights to bring a suit, action or proceeding in any other appropriate jurisdiction, including any suit, action or proceeding brought by Franchisor to enforce any judgment against Owner entered by a State or Federal Court.

     9. If Franchisor claims in any judicial proceeding that Owner has breached any of the covenants contained herein, and Franchisor prevails on such claims, then Franchisor shall be awarded its costs and expenses incurred in connection with such proceedings, including reasonable attorneys’ fees.

     IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement on the ___ day of _________, ______.

OWNER

(Signature)

(Print Name)

(Address)